UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(a)-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Citizens Financial Services, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CITIZENS FINANCIAL SERVICES, INC.
15 South Main Street
Mansfield, Pennsylvania 16933
570-662-2121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 15, 2025

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Citizens Financial Services, Inc. (the “Company”) will be held at First Citizens Community Bank, 11499 Route 6, Wellsboro, Pennsylvania, at 10:00 a.m., local time, on Tuesday, April 15, 2025, for the following purposes:

1.	To elect one Class 1 director to serve for a two-year term and four Class 2 directors to serve for three-year terms, and until their successors are duly elected and qualified;

2.	To ratify the appointment of S.R. Snodgrass, P.C., Certified Public Accountants, as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2025;

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

NOTE: The Board of Directors is not aware of any other business to come before the meeting.

Record holders of the Company’s common stock at the close of business on February 24, 2025 are entitled to receive notice of the Annual Meeting and any adjournment or postponement of the meeting.

Instead of mailing a printed copy of our proxy materials, including our 2024 Annual Report to Shareholders, to each shareholder of record, we are providing access to these materials via the Internet.  This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all shareholders.

Accordingly, on March 6, 2025, we began mailing the Notice of Internet Availability of Proxy Materials (the “Notice”), or our proxy statement if you previously elected to receive a printed copy of the materials, to all shareholders of record as of February 24, 2025 and posted our proxy materials on the website referenced in the Notice (www.proxyvote.com).  As more fully described in the Notice, all shareholders may choose to access our proxy materials on the website referred to in the Notice or may request a printed set of our proxy materials.  The Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

If you previously elected to receive a printed copy of the materials, we have enclosed a copy of our 2024 Annual Report to Shareholders with this Notice and Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Randall E. Black
Chief Executive Officer and President
March 6, 2025
Mansfield, Pennsylvania

IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies in order to ensure a quorum.  Shareholders of record may submit a proxy by Internet or by requesting a printed copy of the proxy materials and using the enclosed proxy card.  You can also vote in person during the Annual Meeting.  Voting instructions are printed on your proxy card or vote authorization.

_____________________________________________________________________________________________

PROXY STATEMENT
OF
CITIZENS FINANCIAL SERVICES, INC.
_____________________________________________________________________________________________

 This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Citizens Financial Services, Inc., (the “Company”), a Pennsylvania corporation headquartered at 15 South Main Street, Mansfield, Pennsylvania 16933, to be used at the Annual Meeting of Shareholders (the “Annual Meeting”).  The Annual Meeting will be held at First Citizens Community Bank, 11499 Route 6, Wellsboro, Pennsylvania, on Tuesday, April 15, 2025 at 10:00 a.m. local time.  The Proxy Statement, Notice of Internet Availability of Proxy Materials and the proxy card were first made available on March 6, 2025 to shareholders of record as of February 24, 2025.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote at the Meeting

You are entitled to vote your shares of the Company’s common stock only if the records of the Company show that you held your shares as of the close of business on February 24, 2025 (the “Record Date”).  As of the close of business on the Record Date, a total of 4,759,471 shares of common stock were outstanding.  Each share of common stock has one vote.

Attending the Meeting

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you.  As the holder of record, you have the right to give your proxy directly to us by voting via the Internet or by mail (if you request a printed copy of the proxy materials and use the enclosed proxy card) or to vote in person at the meeting.

If you are the beneficial owner of the Company’s common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of your ownership of such stock to be admitted to the meeting.  A recent brokerage statement or letter from a bank or broker are examples of proof of ownership.  If you want to vote your shares of the Company’s common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

Quorum and Vote Required

Quorum.  The Annual Meeting will be held only if there is a quorum.  A quorum exists if a majority of the outstanding shares of common stock entitled to vote is represented at the meeting.

Votes Required for Proposals.  In voting for the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees.  There is no cumulative voting for the election of directors.  Directors must be elected by a plurality of the votes cast at the Annual Meeting.  The term “plurality” means that the one nominee for Class 1 director and the four nominees for Class 2 director receiving the largest number of votes cast will be elected as Class 1 and Class 2 directors.

In voting for the ratification of the appointment of S.R. Snodgrass, P.C., Certified Public Accountants (“S.R. Snodgrass, P.C.”), as our independent registered public accounting firm, or on the non-binding, advisory vote to approve the compensation of the Company’s named executive officers, you may vote in favor of the proposal, against the proposal or abstain from voting.  Each of these proposals will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting.

How We Count Votes.  If you return valid proxy instructions, vote via the Internet, or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.  Shares held by brokers and other nominees as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes” and will be counted for purposes of determining the existence of a quorum.

In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposal to ratify the selection of the independent registered public accounting firm, abstentions will have no effect on the outcome of this proposal.

In counting votes on the proposal to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, abstentions and broker non-votes will have no effect on the outcome of these proposals.

Voting By Proxy

The Board is making available this Proxy Statement for the purpose of requesting that you allow your shares of the Company’s common stock to be represented at the Annual Meeting by the persons named in the proxy card.  All shares of common stock represented at the Annual Meeting by properly executed and dated proxy cards will be voted according to the instructions indicated on the proxy card or as indicated when you vote via the Internet.  If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Board.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE:

•	“FOR” THE ELECTION OF THE ONE CLASS 1 DIRECTOR TO SERVE FOR A TWO-YEAR TERM AND THE FOUR CLASS 2 DIRECTORS TO SERVE FOR THREE-YEAR TERMS, AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED;

•	“FOR” RATIFICATION OF S.R. SNODGRASS, P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; AND

•	“FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

If any matter not described in this Proxy Statement is properly presented at the Annual Meeting, the persons named on the proxy card will use their own best judgment to determine how to vote your shares.  The Company does not know of any other matters to be presented at the Annual Meeting.

You may revoke your proxy at any time before the vote is taken at the meeting.  To revoke your proxy, you must either advise the Secretary of the Company in writing before your common stock has been voted at the Annual Meeting, deliver a signed later-dated proxy, vote on a later date via the Internet, or attend the meeting and vote your shares in person.  Please note all votes cast via the Internet must be cast prior to 11:59 p.m. Eastern Time on April 14, 2025.  Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.

If your common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.  Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the Internet.  Please see the instruction form provided by your broker, bank or other nominee that accompanies this Proxy Statement.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

The Board currently consists of thirteen members, all of whom are independent under the listing standards of the Nasdaq Stock Market, except for Mr. Black who is Chief Executive Officer and President of the Company and of First Citizens Community Bank (the “Bank”), David Z. Richards, Jr., who is a Senior Executive Vice President of the Bank, and Mr. Mickey L. Jones, who is a former Senior Executive Vice President of the Company and of the Bank, having retired in June 2024.  In determining the independence of its directors, the Board considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this Proxy Statement under the heading “Transactions with Related Persons,” considering the loans or lines of credit that the Bank has directly or indirectly made to Messrs. Chappell, DePaola, Freeman, Graham, Kunes, Landy, Osborne, and Painter.

Board Leadership Structure and Board’s Role in Risk Oversight

The Company’s Corporate Governance Policy gives the Board of Directors the discretion to separate the offices of Chairman of the Board and the Chief Executive Officer and President or to combine them, recognizing that facts and circumstances may make one structure more advisable at any given time.  Currently, the Board of Directors has determined that the separation of the offices of Chairman of the Board and Chief Executive Officer and President enhances Board independence and oversight.  Moreover, the separation of the Chairman of the Board and Chief Executive Officer and President allows the Chief Executive Officer and President to better focus on the responsibilities of running the Company, enhancing shareholder value and expanding and strengthening our franchise while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.  Consistent with this determination, R. Joseph Landy serves as Chairman of the Board of Directors while Randall E. Black serves as Chief Executive Officer and President and as Vice Chairman of the Board of Directors.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk.  Management is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.  To do this, the Chairman of the Board meets regularly with management to discuss strategy and risks facing the Company.  Senior management attends Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters.  The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.  The Board periodically meets in executive session without management present.  Topics for discussion may include the evaluation of the Chief Executive Officer and President, management succession planning, strategic planning, and such other matters as they may deem appropriate.  In 2024, the Board held four executive sessions.

Rinaldo DePaola serves as Lead Independent Director for the Company and the Bank Boards of Directors.  This appointment of a Lead Independent Director resulted from the Board’s decision to follow best corporate practices.  In 2024, the independent directors of the Board held two meetings.

Code of Ethics

The Company and the Bank have adopted a Code of Ethics that is designed to ensure that the Company’s and Bank’s directors, executive officers and employees meet the highest standards of ethical conduct.  The Code of Ethics requires that the Company’s and Bank’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s and Bank’s best interest.  Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.  The Code of Ethics is available in the Corporate Governance section of our website (www.firstcitizensbank.com).

Committees of the Board of Directors

The following table identifies the members of our Audit and Examination, Compensation/Human Resource, and Governance and Nominating Committees as of February 24, 2025.  All members of each committee are independent in accordance with the listing standards of the Nasdaq Stock Market.  Based on the number of independent directors currently serving on the Compensation/Human Resource Committee and Governance and Nominating Committee, the Company believes that the functions of these committees are sufficiently performed by the current members.  The Board’s Audit and Examination, Compensation/Human Resource, and Governance and Nominating Committees each operate under a separate written charter that is approved by the Board of Directors.  Each committee reviews and reassesses the adequacy of its charter at least annually.  The charters of all three committees are available in the Corporate Governance section of our website (www.firstcitizensbank.com).

Director	Audit and Examination Committee		Compensation/ Human Resource Committee		Governance and Nominating Committee
Robert W. Chappell			X	*	X
Rinaldo A. DePaola			X		X	*
Thomas E. Freeman	X	*	X		X
Roger C. Graham, Jr.	X
Janie M. Hilfiger	X				X
R. Joseph Landy			X		X
Christopher W. Kunes			X		X
Terry B. Osborne	X
John P. Painter II	X
Alletta M. Schadler(1)	X		X

Number of Meetings in 2024	6		10		8

* Denotes Chairperson (1) Ms. Schadler is retiring from the Board immediately prior to the Annual Meeting.

Audit and Examination Committee.  The Audit and Examination Committee oversees the Company's accounting and financial reporting processes.  It meets periodically with the independent registered public accounting firm, management and the internal auditors to review accounting, auditing, internal control structure and financial reporting matters.  Roger Graham serves as the financial sophistication designee as defined by the rules of the Securities and Exchange Commission (the “SEC”).  The Board of Directors believes that each Audit and Examination Committee member has sufficient knowledge in financial and auditing matters to serve on the committee.  The committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.  The report of the Audit and Examination Committee required by the rules of the SEC is included in this proxy statement.  See “Report of the Audit and Examination Committee.”

Compensation/Human Resource Committee.  The Compensation/Human Resource Committee is appointed by the Board to assist the Board in developing compensation philosophy, criteria, goals and policies for the Company’s executive officers that reflect the values and strategic objectives of the Company and its affiliates that align their interests with the interests of the stockholders.  The Compensation/Human Resource Committee administers the Company’s compensation plans, including the annual incentive plan, restricted stock plan and tax-qualified defined benefit plan.  The Compensation/Human Resource Committee reviews and evaluates the terms of employment and change in control agreements for our executive officers.
Consistent with SEC disclosure requirements, the Compensation/Human Resource Committee has assessed the Company's compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company or its affiliates.  Our risk assessment process includes: (1) a review of program policies and practices; (2) a program analysis to identify risk; and (3) determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control and the support of the programs and their risks to Company strategy.  Although we review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company or our affiliates.  We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and are supported by the oversight and administration of the Compensation/Human Resource Committee with regard to executive compensation programs.

During 2023, the Compensation/Human Resource Committee retained and consulted with Blanchard Consulting Group, an executive compensation and benefits consulting firm of national scope and reputation, to advise it in connection with executive compensation decisions for 2024.

Governance and Nominating Committee.  The Governance and Nominating Committee takes a leadership role in shaping governance policies and practices, including recommending to the Board of Directors the corporate governance policies and guidelines that should be adopted by the Company and monitoring compliance with these policies and guidelines.  In addition, the Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members, considering the candidates recommended by shareholders for Board membership, and recommending to the Board the director nominees for election at the next Annual Meeting of Shareholders.  It manages the Board’s annual review of its performance and recommends director candidates for each committee for appointment by the Board.  The procedures of the Governance and Nominating Committee required to be disclosed by the rules of the SEC are set forth below.

In order to measure and improve director effectiveness, a yearly self-evaluation is used by the Board to determine each member’s effectiveness and identify opportunities for improvement.  The performance of individual directors is assessed against a range of criteria, including but not limited to:  performance, relevant knowledge, engagement, individual contributions, leadership and group dynamics, and community involvement.  The Governance and Nominating Committee annually oversees and reports to the Board an evaluation of the Board’s performance.  The process includes:

Director Questionnaire:
Board members complete a detailed questionnaire which (a) provides for quantitative ratings in key areas, and (b) seeks subjective comment in each of those areas.

When answering the questions, each Board member ranks all other peer Board members, as well as themselves.

Frequency:	Annually.
Completed By:	All members of the Board.
Findings:
The third-party consultant provides a written summary report based on the data analysis and feedback from the directors.  The findings are made available to the Governance & Nominating Committee.

Each director is able to see their own score, and the Board median score.

If any director receives three or more average or below ratings (identified as 5 or below), representatives of the Governance & Nominating Committee will talk to the director and determine what is needed to remedy the situation.  If a director’s overall average score is a 5 or below, representatives of the Governance and Nominating Committee will talk to the director and determine what is needed to remedy the situation.
Any question that 3 or more directors score 5 or below is determined to be a board weakness and representatives of the Governance and Nominating Committee will determine, after consultation with management and/or consultants, what education or resource is needed to improve the score.

Presentation & Recommendations:
The final summary report is reviewed and discussed with the Governance & Nominating Committee by a representative of BoardEvals, LLC.  The Governance & Nominating Committee will then make a summary report to the full Board.

Governance and Nominating Committee Procedures

Minimum Qualifications.  The Governance and Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors.  A candidate must meet the eligibility requirements set forth in the Company’s Articles of Incorporation and Bylaws, and must meet any qualification requirements set forth in any Board or committee governing documents.  In particular, to encourage directors to demonstrate confidence and support of the Company, the Board of Directors has adopted a stock ownership requirement whereby each Company director shall beneficially own an amount of Company common stock equal to the greater of (i) three times the previous year’s cash retainer, based on the Company’s common stock price on the previous December 31, or (ii) 1,000 unencumbered shares.  In addition, to support our Board refreshment goals, our Bylaws provide no person will be eligible for election, reelection, appointment or reappointment to the Board if such person has reached 72 years of age or older on or prior to such election, reelection, appointment or reappointment.  Any director who reaches 72 years of age during their terms are entitled to serve out the remainder of that term.

The Governance and Nominating Committee considers the following criteria in selecting nominees for initial election or appointment to the Board: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its shareholders; independence; and any other factors the Governance and Nominating Committee deems relevant, including residence, geographies, size of the Board of Directors and regulatory disclosure obligations.  In order to ensure that our Board of Directors benefits from diverse perspectives, the Governance and Nominating Committee will seek qualified nominees from a variety of backgrounds, including candidates of age, gender and ethnic diversity.  Further, when identifying nominees to serve as directors, the Governance and Nominating Committee seeks to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, agri-business experience and knowledge, current or previous SEC filing company board experience, and corporate governance.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Governance and Nominating Committee considers and reviews an existing director’s Board and committee attendance and performance, length of Board service, experience, skills and contributions that the existing director brings to the Board, equity ownership in the Company, Board self-evaluation, and independence.

Process for Identifying and Evaluating Nominees.  The process the Governance and Nominating Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification.  For purposes of identifying nominees for the Board of Directors, the Governance and Nominating Committee relies on personal contacts of the committee and other members of the Board of Directors as well as its knowledge of members of the Bank’s local communities.  The Governance and Nominating Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth above.  The Governance and Nominating Committee has not previously used an independent search firm in identifying nominees.

Evaluation.  In evaluating potential nominees, the Governance and Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above.  In addition, the Governance and Nominating Committee will conduct a check of the individual’s background and interview the candidate.

Board Diversity.  In order to ensure that our Board of Directors benefits from diverse perspectives, our Board of Directors and the Nominating and Corporate Governance Committee seek qualified nominees from a variety of backgrounds, including candidates of age, gender and ethnic diversity.
 Consideration of Recommendations by Shareholders.  It is the policy of the Governance and Nominating Committee of the Board of Directors of the Company to consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors.  The Governance and Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and the Governance and Nominating Committee does not perceive a need to increase the size of the Board.  In order to avoid the unnecessary use of the Governance and Nominating Committee’s resources, the Governance and Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Shareholders.  To submit a recommendation of a director candidate to the Governance and Nominating Committee, a shareholder should submit the following information in writing, addressed to the Secretary of the Company at the main office of the Company:

1.	The name and address of the person recommended as a director candidate;

2.
All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

3.	The written consent of the person being recommended as a director candidate to be named in the Proxy Statement as a nominee and to serve as a director if elected;

4.
As to the person making the recommendation, the name and address, as they appear on the Company’s books, of such person, and number of shares of common stock of the Company owned by such person; provided, however, that if the person is not a registered holder of the Company’s common stock, the person should submit his or her name and address along with a current written statement from the record holder of the shares that reflects the recommending person’s beneficial ownership of the Company’s common stock; and

5.	A statement disclosing whether the person making the recommendation is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s Annual Meeting of Shareholders, the recommendation must be received by the Governance and Nominating Committee at least 120 calendar days prior to the date the Company’s Proxy Statement was released to shareholders in connection with the previous year’s Annual Meeting, advanced by one year.

Board Refreshment.  Our Board believes that a fully engaged Board of Directors is a strategic asset of the Company, and that knowledgeable and fresh viewpoints and perspectives are important for informed decision-making.  The Board also believes that appropriate tenure can facilitate directors developing greater institutional knowledge and deeper insight into the Company's operations across a variety of economic and competitive environments.
Even before vacancies arise, the Board periodically evaluates whether it collectively has the right mix of skills, experience, attributes and diverse viewpoints necessary for it to drive shareholder value.  The results of this evaluation are used to help inform the desirable skills set for potential Board nominees and to screen director candidates.

At the same time, as part of planning for Board refreshment and director succession, the Governance and Nominating Committee's practice has been to periodically consider potential director candidates.  As a result of this ongoing review, in the last five years alone, the Board has appointed and/or nominated four new directors.
With the Board’s recommended slate of three nominees, the Board believes that it has an appropriately balanced board and will continue to consider opportunities to strengthen the Board’s composition over time.  As a group, the average tenure of the nominees for election to the Board is approximately seven years.

Director Skills Summary
Our Board brings diverse experience and perspectives to areas critical to our business.  Their collective knowledge ensures appropriate management and risk oversight and supports our strategy of long-term sustainable shareholder value.

Board Skills Matrix
	Black	Chappell	DePaola	Freeman	Graham	Hilfiger	Jones	Kunes	Landy	Osborne	Painter	Richards	Schadler(1)
Skills and Experience
Financial and Accounting	X						X	X			X	X
Independent Financial Expert
CEO/Business Head	X	X	X	X	X	X	X	X	X	X	X	X	X
Business Skills and Knowledge	X	X	X	X	X	X	X	X	X	X	X	X	X
Mergers and Acquisitions	X	X	X	X	X	X	X	X	X	X		X	X
Human Capital Management/Compensation	X			X	X	X	X	X	X	X		X	X
Industry and Technology	X			X		X	X					X
Growth and Emerging Technologies	X			X		X	X					X
Cybersecurity
Risk Management	X						X			X	X	X
Ag Experience	X	X			X			X		X	X		X
Agri-Business Experience	X				X			X		X	X
Environmental					X						X
Public Company Governance	X						X	X	X			X
Sales and Marketing	X	X	X	X	X	X		X	X	X	X	X	X
Government Policy and Sustainability	X			X		X				X	X
Legal, Legislative or Regulatory	X	X	X		X		X	X	X	X	X	X
Tenure and Independence
Years on Board	20	18	18	14	23	3	4	6	23	*	*	7	9
Independence		X	X	X	X	X		X	X	X	X		X

(1)	Ms. Schadler is retiring from the Board immediately prior to the Annual Meeting.
* Messrs. Osborne and Painter joined the Board in July 2024.

Environmental, Social and Governance

The Company is committed to strengthening the communities we serve through associate volunteerism and corporate philanthropy, as well as environmental responsibility and sustainability, serving as a cornerstone of the local community, and maintaining transparency in governance.
The Company supports environmental awareness and sustainability by encouraging and empowering recycling, responsible waste management practices and energy conservation throughout the organization.  We continually evaluate opportunities to reduce energy dependence in areas such as facilities, equipment, operations, shipping and business travel.  In 2021, the Company formed an Environmental, Social and Governance Committee whose mission is to ethically and positively impact the employees, the communities we serve, and the financial institution and its stakeholders by focusing on five core initiatives:

 1.  Health and Wellness.  This initiative brings our employees together in unique ways to spotlight issues of mind, body, and spirit that in one way or another affect us all.  Among some of the more popular monthly topics of awareness the committee has focused on:  exercise, healthy eating, women’s health, men’s health, and mental health.

2.  Environmental Sustainability.  The Environmental, Social and Governance Committee is focused on climate action and environmental impact, with specific efforts on conserving resources, waste reduction and recycling, and implementing sustainability measures at our physical office locations.  A TerraCycle partnership has been formed with three specialized recycling bins for pens, batteries, and single-use coffee pouches like K-Cups.

3.  Financial Betterment.  The goals and mission are centered on initiatives the Company and Bank have worked on for many years, such as providing low interest loans, grants, tax credits, and educational materials and meetings offered by financial and insurance professionals.  Among its many achievements, through Pennsylvania's Educational Improvement Tax Credit (“EITC”) program, the Bank contributed $550,000 to 75 organizations throughout Pennsylvania in 2024.  These funds supported scholarships, innovative learning opportunities, and programs designed to empower students across the state.

4.  Diversity, Equity, Inclusion & Belonging (“DEIB”).  The focus of the DEIB Committee is to engage a diverse workforce by creating a culture of inclusion where similarities, differences, complexities, and constructive dialogue are valued by maintaining a workplace that presents a respectful, productive environment for everyone, and enables individuals to achieve their full potential.

5. Volunteerism.  The focus is on participation in charitable organizations and activities.  We will continue to partner with verified 501(c)(3) charities that help provide affordable housing, small business support, financial literacy and education, youth activities, and many others.  The intention is to create community engagement opportunities for the Bank’s employees that are meaningful, purposeful, and that help those in need.  Some of the goals and accomplishments of this committee are to (1) encourage employees to join non-profit and community organizations in any capacity – such as volunteer coaching, and volunteering in soup kitchens and shelters, (2) volunteering on a special day of service, and (3) overseeing and setting up quarterly group volunteer events in each region.

For over 150 years, the Bank and the Company have upheld a mission to strengthen the communities they serve. We exemplify this dedication through transformative projects, volunteer initiatives, strategic investments, and exciting expansions that have enriched lives and fostered growth across our footprint.

We promote economic development through investment in community-strengthening initiatives like affordable housing.  Throughout our footprint, we have invested $26.5 million for the creation of new affordable housing.
The Company respects, values, and invites diversity in our workforce, customers, suppliers, marketplace and community.

The Bank was honored to be acknowledged by Newsweek and market data research firm Plant-A Insights Group as one of the top 250 regional banks in the United States.  For the first time, Newsweek and Plant-A Insights Group collaborated to identify America's Best Regional Banks.  The evaluation process assessed all regional banks nationwide, analyzing profitability, financial relevance, risk exposures to economic uncertainties, and overall health and stability.

The Bank expanded its presence in 2024 by opening a new Loan Production Office in Georgetown, Delaware.  This office focuses on meeting the unique financial needs of the agricultural community in Sussex County, Delaware.  The expansion enhances the Bank's agricultural banking expertise, and the Georgetown location is poised to become a vital resource for local farmers and farming businesses.

In response to devastating floods in Tioga County, Pennsylvania, an employee fundraising initiative raised nearly $9,000.  Combined with corporate matching funds, these efforts supported families as they rebuilt their lives.

For the third consecutive year, the Bank has proudly contributed $75,000 to Raise the Region, a 30-hour online fundraising event organized by the First Community Foundation Partnership of Pennsylvania. This initiative empowers local nonprofits across north-central Pennsylvania by providing vital financial support to enhance their programs and services.

In 2024, the Bank took proactive steps to enhance financial security for its customers by introducing a branded gel pen giveaway.  This initiative aimed to help protect checks from tampering, as gel ink is more difficult to wash off than regular ink, making it a safer option for writing checks.  Customers were encouraged to use the gel pens for added security when writing checks, and the initiative was widely supported in branch locations.  By offering this simple yet effective tool, the Bank reinforced its ongoing efforts to safeguard customer accounts and promote secure banking practices.

Bank employees demonstrated their commitment to the community through direct volunteer efforts with organizations such as Power Packs in Lebanon County, the Central PA Food Bank, and the Food Bank of Delaware.  From assembling food boxes to distributing holiday meals, these efforts made a tangible impact in combating hunger and food insecurity.

Hispanic Heritage Month celebrations promoted cultural connection and engagement.  These activities reinforced the belief that diversity strengthens the organization and its communities.

Investments in urban development included financing 14 single-family homes in Philadelphia's Northern Liberties neighborhood.  This project reflected a commitment to enhancing neighborhoods and driving economic growth.

Additionally, the Bank addressed urban revitalization and the housing crisis by financing 70 affordable homes in Philadelphia's Brewerytown and Sharswood neighborhoods under the "Turn the Key" initiative.  This program provides energy-efficient housing for families, promoting long-term stability and opportunity.

For the 17th consecutive year, the American Bankers Association has named the Bank one of the nation's top-performing community banks.  This ranking places the Bank among the top 200 community banks in the United States, showcasing consistent financial strength and performance over nearly two decades.  As one of only 19 Pennsylvania-based banks to make the list, the Bank is proud to rank 7th among its peers in the state.  This recognition underscores the Company’s commitment to delivering exceptional value to customers, shareholders, and communities.  Maintaining a spot on this competitive list year after year is a testament to a strong strategic vision, dedicated team, and ability to adapt to changing market conditions.

The Company is dedicated to being a financial industry leader in corporate governance and business ethics.  Our Board of Directors is composed of Directors with diverse professional and business experience.  All of our directors, other than Messrs. Black, Richards and Jones, are independent.  Our directors share a commitment to fostering an effective risk environment coupled with a strong internal audit structure.  Their unwavering commitment protects our customers, shareholders and reputation.  Our Code of Ethics reflects the Company’s expectation for the conduct of our directors, officers and associates.  Through recurring training and disclosures, as well as periodic communication related to specific topics, the Company maintains the highest level of ethical conduct.

Clawback Policy
The Company has in place a clawback policy to ensure that executives are not unduly enriched in the event of an accounting restatement.  If we are required to prepare an accounting restatement due to material non-compliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company shall recover the excess incentive compensation received by any covered executive during the three-years from the date it is determined an accounting restatement is required.

In the case of any accounting restatement, the Compensation/Human Resource Committee is required to:

•	review all incentive compensation paid or awarded to covered executives during the recoupment period; and
•
if any incentive compensation would have been lower based on the restatement, to recover the incremental portion of the incentive compensation in excess of what should have been paid based on the restated financials from the covered executive, subject to certain limited exceptions.

Hedging Policy
Pursuant to the Company’s Hedging Policy, no officer, employee or director of the Company may engage in any financial or derivative transaction or trading strategy designed to hedge or offset any decrease in the market value of the Company’s common stock.
Insider Trading Policy
The Company has an Insider Trading Policy that governs trading in the Company’s securities by employees, officers and directors.  This policy is designed to promote compliance with insider trading laws, rules and regulations, and any applicable listing standard.
Director Compensation

The following table sets forth information concerning the compensation of non-employee directors during the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert W. Chappell	42,385	18,411	398	61,194
Rinaldo A. DePaola	42,385	18,411	398	61,194
Thomas E. Freeman	41,210	18,411	398	60,019
Roger C. Graham, Jr.	42,785	18,411	398	61,594
Janie M. Hilfiger	39,210	18,411	398	58,019
Christopher W. Kunes	39,685	18,411	398	58,494
R. Joseph Landy	65,012	18,411	393	83,816
Terry B. Osborne(4)	30,423	9,209	229	39,861
John P. Painter II(4)	31,373	9,209	229	40,811
Alletta M. Schadler(5)	40,210	18,411	10,234(6)	68,855

(1)	Includes fees deferred at the election of the non-employee director pursuant to the Directors Deferred Compensation Plan.
(2)
Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Share Based Payment.  The amounts were calculated based on the Company’s stock price of $69.47 on December 16, 2024 for 66 shares, $49.19 on September 17, 2024 for 94 shares, $42.92 on June 18, 2024 for 107 shares, and $47.04 on March 18, 2024 for 98 shares.  For applicable directors, stock award amounts represent fully vested grants of 365 shares of common stock made under the 2016 Equity Incentive Plan and granted in 2024 for Directors Chappell, DePaola, Freeman, Graham, Hilfiger, Kunes, Landy and Schadler, and fully vested grants of 160 shares of common stock made under the 2016 Equity Incentive Plan and granted in 2024 for Directors Osborne and Painter.

(3)	Consists of a life insurance benefit and holiday gifts.
(4)	Messrs. Osborne and Painter joined the Board on July16, 2024.
(5)	Ms. Schadler is retiring from the Board immediately prior to the Annual Meeting.
(6)	Includes imputed income from a split dollar life insurance benefit of $9,895.

The foregoing table reflects the following arrangements:

Fees.  During 2024, each of our directors, other than Messrs. Black, Landy, Richards, and Jones, received the following fees for service on our Board of Directors: $675 for attending a board meeting and strategic retreat or training session; $26,375 annual retainer, except for Messrs. Osborne and Painter whose annual retainer was $17,838 due to joining the Board July 2024; $350 monthly fee for committee meeting attendance; $185 for participation in a Board conference call; and $225 for attending a regional board meeting.  Additionally, committee chairpersons for the Credit Committee, the Audit and Examination Committee, the Compensation/Human Resource Committee, and the Governance and Nominating Committee received a $2,400 annual retainer.  Mr. Landy, who serves as the Company’s and the Bank’s Chairman, received a fixed annual fee of $64,337, in lieu of all director’s fees and committee member fees in 2024.  Mr. Landy also received the regional board fee of $225 per attended meeting.

Deferred Compensation Plan.  The Company maintains the Directors Deferred Compensation Plan as a vehicle for non-employee directors to defer retainers and meeting fees.  Participants are eligible for a distribution under the plan upon the earlier of death, disability, or separation from service as a non-employee director of the Company.  At the election of each participant, distributions are made in either a lump sum or in a series of five annual installments.  In addition, the plan provides for distributions in the event of an unforeseeable emergency as such term is defined under Section 409A of the Internal Revenue Code.  Mr. Chappell is currently participating in the plan.

Life Insurance.  In addition to these fees, each active director is provided a $100,000 life insurance benefit.  At age 70, the life insurance benefit for active directors is decreased by 35% to $65,000.  Once a director retires, insurance coverage continues but the benefit declines as the age of the retired director increases.  Total premiums paid in 2024 for life insurance on behalf of the current and retired directors was $1,493.

Stock Awards.  Board stock awards occur quarterly.  On January 22, 2024, the Board approved the 2024 stock award purchase schedule of March 15th, June 15th, September 15th and December 15th (or next business day if the 15th is a Saturday, Sunday or holiday) using the 30-day volume weighted average price on said dates.  Non-employee directors received fully vested grants of stock under our 2016 Equity Incentive Plan.

Meetings of the Board of Directors

The Board of Directors oversees all of the Company’s business, property and affairs.  The Chairman of the Board and the executive officers keep the members of the Board informed of the Company’s business through discussions at Board meetings and by providing them reports and other materials.  During 2024, the Company’s Board of Directors held twelve regular meetings.  Each of the directors attended at least 83% of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he/she served.

 Meetings of the Regional Board

The Board of Directors utilizes regional boards in communities currently served by the Bank.  The regional boards are composed of well-respected people from the community, the regional executive, and regional or division presidents, and a member of the Board of Directors (who serves as a non-voting member of the regional board).  The Board member serves as a communication link to share, with the regional board, the appropriate information occurring at Board of Directors’ meetings, as well as communicating to the Board of Directors regional board issues and suggestions.  Regional boards meet every other month.  A fee of $225 is paid for attendance at the regional board meetings.

Attendance at the Annual Meeting

The Company expects its directors to attend annual meetings of shareholders.  All 12 directors then serving attended the 2024 Annual Meeting of Shareholders.

Director Education

On January 22, 2024, the Board attended a commercial real estate presentation by the Federal Reserve Bank. On July 16, 2024 and October 15, 2024, the Board participated in capital planning discussions.  On November 14, 2024, the Board was invited to the FDIC Directors’ College with interactive educational sessions focused on redlining, liquidity contingency planning and risk mitigation, risk assessments, regulators, and economics.  On December 17, 2024 the Board received goodwill impairment training.  The Board participated in various FinPro virtual learning webinars.  In addition, periodic training sessions for the Board occur during regularly scheduled board and committee meetings.  Topics covered during these trainings in 2024 included shareholder migration, information technology, information security, cyber security, ransomware, Community Reinvestment Act lending, fair lending, digital banking, Bank Secrecy Act, anti-money laundering, Office of Foreign Assets Control, Nasdaq, agricultural/agribusiness updates, regional economic updates, and third-party reports from educational sources like:  Abrigo, S&P Capital, Moody’s Analytics, JLL Work Dynamics Research, Experian, and Axios.  Additionally, Mr. Freeman, Chairman of the Audit and Examination Committee, attending the two-day Bank Director’s Bank Audit & Risk Conference with agenda topics including:  regulatory expectations, emerging industry headwinds, leveraging data to reduce risk, planning in today’s evolving interest rate environment, developing a cybersecurity defense plan, and using technology to make smarter decisions.

AUDIT-RELATED MATTERS

Report of the Audit and Examination Committee

The Audit and Examination Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting.  The Audit and Examination Committee discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel and internal auditors.  The Audit and Examination Committee also discussed with the Company’s senior management and independent registered public accounting firm the process used for certifications by the Company’s Chief Executive Officer and Chief Financial Officer which are required for certain Company filings with the SEC.

The Audit and Examination Committee meets with the independent registered public accounting firm, the internal auditors, the Chief Financial Officer, the Chief Operating Officer, and the Risk/Compliance Officer on a number of occasions, each of whom has unrestricted access to the Audit and Examination Committee.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.

The independent registered public accounting firm audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles and discussed with the Audit and Examination Committee any issues the independent registered public accounting firm believed should be raised with the Audit and Examination Committee.

The Audit and Examination Committee reviewed with management and S.R. Snodgrass, P.C. the Company’s audited financial statements, as well as the audit of management’s assessment of internal control over financial reporting and met separately with both management and S.R. Snodgrass, P.C. to discuss and review those financial statements and reports prior to issuance.  Management has represented, and S.R. Snodgrass, P.C. has confirmed, to the Audit and Examination Committee, that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

The Audit and Examination Committee has received the written disclosures and the letter from S.R. Snodgrass, P.C. required by applicable requirements of the Public Company Accounting Oversight Board regarding S.R. Snodgrass, P.C.’s communications with the Audit and Examination Committee concerning independence, and has discussed with S.R. Snodgrass, P.C. its independence.  The Audit and Examination Committee also discussed with S.R. Snodgrass, P.C. matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301.  The Audit and Examination Committee implemented a procedure to monitor auditor independence, reviewed audit and non-audit services performed by S.R. Snodgrass, P.C., and discussed with the auditors their independence.

In reliance on these reviews and discussions referred to above, the Audit and Examination Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC.  The Audit and Examination Committee and the Board have also recommended the selection of S.R. Snodgrass, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

The Audit and Examination Committee
of Citizens Financial Services, Inc. and First Citizens Community Bank

Thomas E. Freeman (Chairman)
Roger C. Graham, Jr.
Janie M. Hilfiger
Terry B. Osborne
John P. Painter II
Alletta M. Schadler

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2024 and 2023, respectively, by S.R. Snodgrass, P.C.:

	Year Ended December 31,
	2024	2023
Audit Fees(1)	$311,088	$371,566
Audit-Related Fees	-	-
Tax Service Fees(2)	$18,268	$14,162
All Other Fees(3)	$79,364	$76,780
TOTAL	$408,720	$462,508

(1)
Audit fees consist of fees for professional services rendered for the audit of the Company’s financial statements and internal controls over financial reporting and review of financial statements included in the Company’s quarterly SEC reports, a S-8 consent, and compliance audits required by HUD.

(2)	Tax service fees consist of compliance fees for the preparation of original tax returns.
(3)	All other fees include facilitation of strategic planning sessions with management and the Board of Directors.

The Audit and Examination Committee is responsible for appointing and overseeing the work of the independent auditing firm.  In accordance with its charter, the Audit and Examination Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent auditing firm.  Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit and Examination Committee has established a policy regarding pre-approval of audit and permissible non-audit services provided by the independent auditing firm.  Management’s requests that particular services by the independent auditing firm be pre-approved under the auditor services policy must be specific as to the particular services to be provided.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.

During the year ended December 31, 2024, all audit and non-audit services were approved, in advance, by the Audit and Examination Committee in compliance with these procedures.

STOCK OWNERSHIP

Stock Ownership of Management and Directors

The following table sets forth the information concerning the number of shares of Company common stock beneficially owned, as of February 24, 2025, by each director continuing in office, by each nominee for director, by each named executive officer in the compensation table set forth later in this proxy statement, and by all directors and executive officers as a group.  A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.  Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Randall E. Black	43,419	(1)	*
Robert W. Chappell	11,836		*
Rinaldo A. DePaola	18,229	(2)	*
Thomas E. Freeman	14,983	(3)	*
Roger C. Graham, Jr.	65,411	(4)	1.4%
Janie M. Hilfiger	3,160	(5)	*
Mickey L. Jones	14,420	(6)	*
Christopher W. Kunes	12,208		*
R. Joseph Landy	27,122	(7)	*
Terry B. Osborne	12,675	(8)	*
John P. Painter, II	2,088		*
David Z. Richards, Jr.	1,469	(9)	*
Alletta M. Schadler	29,651		*
Jeffrey L. Wilson	7,824	(10)	*
Executive Officers and Directors as a Group (19 persons)	290,349	(11)	6.1%

* Less than 1%.
(1)	Mr. Black beneficially owns 1,813 shares individually, 41,293 shares jointly with his spouse, and 313 shares are held by his spouse.
(2)	Mr. DePaola beneficially owns 7,349 shares individually, 8,715 shares jointly with his spouse, and his remaining 2,165 shares are held by his spouse.
(3)	Mr. Freeman beneficially owns 14,983 shares jointly with his spouse. Of the 14,983 jointly owned shares, 4,000 shares are pledged as collateral on a loan.
(4)	Of the 65,411 beneficially owned shares, 5,015 shares are pledged as collateral on a loan.
(5)	Mrs. Hilfiger beneficially owns 2,570 shares individually, and 590 shares jointly with her spouse.

(6)	Mr. Jones beneficially owns 428 shares individually, 13,120 shares jointly with his spouse, and 872 shares are held by his spouse.
(7)	Mr. Landy beneficially owns 18,551 shares individually, and 8,571 shares jointly with his spouse.
(8)	Mr. Osborne beneficially owns 12,675 shares jointly with his spouse. Of the 12,675 jointly owned shares, 3,477 shares are pledged as collateral on a loan.
(9)	Includes 1,117 shares of restricted stock for which Mr. Richards has voting but not investment power.
(10)
Mr. Wilson beneficially owns 2,672 shares individually, and 5,152 shares jointly with his spouse.  Includes 111 shares of restricted stock held by his spouse for which there is voting but not investment power.  Of the 7,824 beneficially owned shares, 1,039 shares are pledged as collateral on a loan

(11)	Includes 2,559 shares of restricted stock beneficially owned by executive officers not individually listed in the table for which the executive officer has voting but not investment power.

Stock Ownership of 5% Shareholders

The following table presents common stock ownership information for persons known to us to beneficially own more than 5% of the Company’s stock as of the record date of February 24, 2025.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	281,347	(1)	5.9%
The Vanguard Group	238,583	(2)	5.0%

(1)
Based on a Schedule 13G filed on January 29, 2024 by BlackRock, Inc. (“BlackRock”), which listed its address as 50 Hudson Yards, New York, NY 10001. BlackRock possesses sole voting power with respect to 276,512 shares of common stock and possesses sole dispositive power with respect to 281,347 shares of common stock. BlackRock has indicated that it filed the Schedule 13G on behalf of the following subsidiaries: BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc. and BlackRock Investment Management, LLC.

(2)
Based on a Schedule 13G/A filed on November 12, 2024 by The Vanguard Group (“Vanguard”), which listed its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.  Vanguard possesses sole voting power with respect to 0 shares of common stock and possesses sole dispositive power with respect to 234,799 shares of common stock. Vanguard has indicated that it filed the Schedule 13G/A on behalf of its clients.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

Item 1 Election of Directors

The Company’s Board of Directors consists of thirteen members.  The Board is divided into three classes with three-year staggered terms, known as Class 1, Class 2 and Class 3.  The Class 1 director to be elected at this Annual Meeting will serve for a two-year term.  The Class 2 directors to be elected at this Annual Meeting will serve for three-year terms.  The remaining Class 3 and Class 1 directors will continue to serve for one and two years, respectively, in order to complete their three-year terms.

The Board of Directors has nominated John P. Painter II for election as a Class 1 director to hold office for a two-year term to expire at the 2027 Annual Meeting of Shareholders or when his successor is duly elected and qualified.  The Board of Directors fixed the number of directors in Class 2 at four and has nominated Thomas E. Freeman, Christopher W. Kunes, Terry B. Osborne, and David Z. Richards, Jr. for election as Class 2 directors to hold office for three-year terms to expire at the 2028 Annual Meeting of Shareholders or until their successors are duly elected and qualified.  All Board nominees are currently directors of the Company and the Bank.

Director Alletta Schadler, whose term expires in 2025, will retire at the 2025 Annual Meeting and therefore will not be standing for election.

Unless you indicate on your proxy card or via the Internet that your shares should not be voted for certain nominees, the Board of Directors intends that the proxies solicited by it will be voted for the election of all of the Board’s nominees.  If any nominee is unable to serve, the persons named on the proxy card would vote your shares to approve the election of any substitute nominee proposed by the Board of Directors.  At this time, the Board of Directors knows of no reason why any nominees might be unable to serve.

The Board of Directors unanimously recommends that you vote “FOR” the election of the Board’s nominees.
Information regarding the Board of Directors’ nominees and the directors continuing in office is provided below.  Ages are as of February 24, 2025.  Based on their respective experiences, qualifications, attributes and skills set forth below, the Board of Directors determined that each current director should serve as a director.

Nominee for Election as Class 1 Director – Term to Expire in 2027

John P. Painter II owns and operates Painterland Farms, LLC in Westfield, Pennsylvania, where he has a 450 organic cow dairy and crop farms 5,000 total acres, growing alfalfa, corn, oats, triticale, wheat, and mixed hay, and produces organic yogurt made by the Painterland Sisters.  Mr. Painter has successfully managed the family business since purchasing it in 2016.  Mr. Painter has a knowledgeable skill set that positions him well to serve as a director for the Company.  He is also involved in business and civic organizations in the communities in which the Bank serves and is a supporter of political advocacy.  Age 56.  Director of the Company and the Bank since 2024 and 2022, respectively.

Nominees for Election as Class 2 Directors – Terms to Expire in 2028

Thomas E. Freeman is a retired regional manager with Blue Ridge Communications in Mansfield, Pennsylvania.  Mr. Freeman worked in business for 43 years.  His business expertise and involvement in numerous civic and philanthropic organizations provide valuable insight to the Board and position him well to serve as a director for the Company.  Mr. Freeman is Chairman of the Audit and Examination Committee. Age 64.  Director of the Company and the Bank since 2010.
Christopher W. Kunes is president/owner of Christopher Kunes General Contracting, a construction business located in State College, Pennsylvania.  Mr. Kunes has successfully managed this construction business for 37 years.  Mr. Kunes also has business interest in agriculture, masonry, restaurant, real estate development and management, along with other markets.  His broad experience makes him an asset as a director for the Company.  Age 60.  Director of the Company and Bank since December 2018.
Terry B. Osborne retired from the Bank in 2020 as the Executive Vice President, Chief Credit Officer, a position he held since 1991.  Mr. Osborne served as Secretary of the Company and Bank from September 1983 to March 2018.  Mr. Osborne started his employment with the Bank in 1975, accumulating a broad understanding and comprehensive knowledge of not just the banking industry but of First Citizens Community Bank.  Mr. Osborne’s hands-on experience with lending, strategic planning, and daily operations positions him well in serving as a director for the Company.  Age 71.    Director of the Company and the Bank since 2024 and 2018, respectively.

David Z. Richards, Jr. has served as an Executive Vice President, Director of Emerging Markets of the Bank since 2017.  In 2023 he was named Senior Executive Vice President of the Bank.  Prior to 2017, Mr. Richards was an Executive Vice President for S&T Bancorp, Inc. from 2014-2017, and was Chief Executive Officer/Executive Vice President of Nittany Bank/National Penn Bank from 1997 to 2014.  Mr. Richards has extensive knowledge and experience in the banking industry, providing valuable insight in the daily and strategic operation of the Bank, positioning him well to be an employee director.  Age 64.  Director of the Company and the Bank since December 2017.

Continuing Class 3 Directors – Terms to Expire in 2026

Randall E. Black has served as the Chief Executive Officer and President of the Company and the Bank since 2004, and prior to 2004 was the Chief Financial Officer of the Bank.  Mr. Black was named Vice Chairman of the Board of Directors in December 2021.  Mr. Black’s 32 years of extensive experience in the banking industry and involvement in business and civic organizations in the communities in which the Bank serves afford the Board valuable insight regarding the business and operation of the Bank.  Mr. Black’s knowledge of the Company’s and Bank’s business and history, combined with his success and strategic vision, position him well to continue to serve as our Chief Executive Officer and President.  Additionally, Mr. Black is a Class A Federal Reserve Bank Director, Deputy Chair of the Federal Reserve Bank Audit Committee, a Pennsylvania State University Board of Trustees member, Chair of the Pennsylvania State University Audit and Risk Committee, President of the Pennsylvania Bankers Association Board of Directors, is a Bloomsburg University Zeigler College of Business Executive Advisory Board member, and is a Pennsylvania College of Technology Board member.  Mr. Black and Stephen Guillaume, Chief Financial Officer of the Company and Bank, are cousins.  Age 58.  Director of the Company and the Bank since 2004.

Rinaldo A. DePaola is a retired partner of the law firm of Griffin, Dawsey, DePaola & Jones located in Towanda, Pennsylvania.  Mr. DePaola was an attorney-at-law for 39 years, retiring in 2021, specializing in business, probate and trust matters.  Mr. DePaola’s involvement in business and civic organizations in the communities in which the Bank serves provide the Board valuable insight.  Mr. DePaola’s years of providing legal counsel and operating a law office position him well to continue to serve as a director for the Company.  Mr. DePaola is Chairman of the Governance and Nominating Committee, and he serves as Lead Director for the Company and Bank.  Age 69.  Director of the Company and the Bank since 2006.

Janie M. Hilfiger is the retired president of UPMC Susquehanna Soldiers & Sailors Memorial Hospital in Wellsboro, Pennsylvania and Cole Memorial, now UPMC, in Coudersport, Pennsylvania.  Mrs. Hilfiger has over 42 years of health care expertise in strategic planning, clinical operations, nursing and patient care excellence.  Her broad experience and valuable insight make her an asset as a director for the Company.   She is also involved in business and civic organizations in the communities in which the Bank serves.   Age 66.   Director of the Company and the Bank since 2022.

Mickey L. Jones retired from the Company and Bank June 7, 2024 as the Senior Executive Vice President and Chief Operating Officer, a position he held since 2023.  Prior to 2023, he served as an Executive Vice President and Chief Operating Officer since April 2010 and served as Chief Financial Officer from April 2010 to November 2019.  Mr. Jones has strong accounting and financial skills, is a certified public accountant, and has experience with operational risk management, strategic planning and corporate governance matters.  Age 64.  Treasurer of the Company and the Bank since 2004.  Director of the Company and the Bank since 2020 and 2018, respectively.

Continuing Class 1 Directors – Terms to Expire in 2027

Robert W. Chappell is an attorney-at-law.  He operates the Law Office of Robert W. Chappell, Esq. located in Rome, Pennsylvania.  Previously, Mr. Chappell was a partner with the Law Offices of van der Hiel, Chappell and Loomis.   Mr. Chappell’s 30 years expertise as a partner in a law firm and his involvement in business and civic organizations in the communities in which the Bank serves provide the Board valuable insight.  Mr. Chappell’s years of providing legal counsel and operating a law office position him well to continue to serve as a director for the Company.  Mr. Chappell is Chairman of the Compensation/Human Resource Committee.  Age 58.  Director of the Company and the Bank since 2006.

Roger C. Graham, Jr. is retired from Graham Construction and Excavating.  Mr. Graham owned and operated Graham Construction & Excavating for 20 years.  As a retired, successful business owner, Mr. Graham has a knowledgeable skill set that positions him well to continue to serve as a director for the Company.  Mr. Graham is Chairman of the Credit Committee.  Age 69.   Director of the Company and the Bank since 2001.

R. Joseph Landy is a retired attorney with the firm of Landy & Rossettie, PLLC, located in Sayre, Pennsylvania.  Mr. Landy’s 46 years expertise as a partner in a law firm and his involvement in business and civic organizations in the communities in which the Bank serves provide the Board valuable insight.  Mr. Landy’s years of providing legal counsel and operating a law office position him well to continue to serve as a director for the Company.  Mr. Landy is Chairman of the Board of Directors.  Age 70.  Director of the Company and the Bank since 2001.

Executive Officers Who Are Not Directors

Set forth below is information regarding the Company’s and the Bank’s executive offers who do not serve as directors of the Company.

Name	Age as of February 24, 2025	Principal Occupation for Past Five Years
LeeAnn Gephart	41
Executive Vice President, Chief Banking Officer for the Bank since 2021.  Prior to 2021, she was Executive Vice President, Chief Marketing Officer for Riverview Bank since 2019.   Prior to 2019 was Senior Vice President, Director of Marketing and Delivery Channel Services for Riverview Bank since 2018.  Prior to 2018 was Vice President, Chief Marketing & Culture Officer for Woodlands Bank since 2015.

Stephen J. Guillaume	48
Executive Vice President and Chief Financial Officer of the Company and Bank since 2023.  Prior to 2023 was Senior Vice President and Chief Financial Officer of the Company and the Bank since 2019.  Prior to November 2019 was Vice President of Finance of the Bank since April 2013.  Mr. Guillaume is a member of the First Citizens Insurance Agency Inc. Board since 2021.  Mr. Guillaume is the first cousin of Randall E. Black.  Mr. Guillaume and Randy Black, Chief Executive Officer and President of the Company and Bank, are cousins.

Jeffrey R. White	40
Joined the Bank August 19, 2024 as Executive Vice President, Chief Operating Officer.  Prior to August 19, 2024 was Senior Vice President, Deputy Chief Risk Office and Head of Enterprise Risk Management for Northwest Bancshares, Inc. since 2023.  Prior to August 2024, was Senior Vice President, Corporate Controller for Northwest Bancshares, Inc. since 2018.

Jeffrey L. Wilson	63
On February 25, 2025 was named Senior Executive Vice President, Chief Credit Officer.  From December 2024 to February 2025 was Senior Executive Vice President, Chief Lending Officer for the Bank.  From 2016 to 2024 was Executive Vice President, Chief Lending Officer for the Bank.  Prior to 2016 was Senior Vice President, Chief Lending Officer.  Prior to 2011 was Vice President, Chief Lending Officer since 2010.  Prior to 2010 was a Vice President, Business Development Officer since 1987 for First Citizens.

 Executive officers are elected annually by, and serve at the discretion of, the Board.

Item 2 Ratification of Independent Registered Public Accounting Firm

The Audit and Examination Committee of the Board is responsible for selecting the Company’s independent public accounting firm.  At its meeting held on December 17, 2024, the Audit and Examination Committee, appointed S.R. Snodgrass, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.  Although shareholder approval of this appointment is not required, the Board is submitting the selection of S.R. Snodgrass, P.C. for ratification to obtain the views of shareholders.  A representative of S.R. Snodgrass, P.C. will be present at the Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

If ratification of the appointment of S.R. Snodgrass, P.C. is not approved by a majority of the votes cast by shareholders at the Annual Meeting, other independent registered public accounting firms will be considered by the Audit and Examination Committee of the Board of Directors.

The Board unanimously recommends that you vote “FOR” ratification of the appointment of S.R. Snodgrass, P.C. as the Company’s independent registered public accounting firm for fiscal year 2025.

Item 3 Advisory Vote on Executive Compensation

The Board is committed to excellence in governance.  As part of that commitment, and as required by federal securities laws, the Board is providing the Company’s shareholders with an opportunity to approve, on a non-binding advisory, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis,” the compensation tables and the related narrative discussion contained in this Proxy Statement.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive compensation program and policies through the following resolution:

“Resolved, that the compensation of the named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement, is hereby approved.”

Because the vote is advisory, it will not be binding upon the Company or the Board.  However, the Compensation/Human Resource Committee will review and consider the outcome of the vote when making future executive compensation arrangements.

The Board unanimously recommends a vote “FOR” approval of the compensation of the named executive officers.

Compensation/Human Resource Committee Report

The Compensation/Human Resource Committee has reviewed the Compensation Discussion and Analysis that is provided by the rules established by the Securities and Exchange Commission.  Based on such review and discussion, the Compensation/Human Resource Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.  See “Compensation Discussion and Analysis.”

The Compensation/Human Resource Committee
of Citizens Financial Services, Inc. and First Citizens Community Bank

Robert W. Chappell (Chairman)
Rinaldo A. DePaola
Thomas E. Freeman
Christopher W. Kunes
R. Joseph Landy
Alletta M. Schadler

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion provides a description of our decision-making process and philosophy for compensating our named executive officers in 2024.  This discussion also describes the material components of each named executive officer’s total compensation package and details the reasoning behind the decisions made in 2024. This discussion should be read together with the compensation tables for our named executive officers located in the “Executive Compensation” section of this proxy statement.

Our 2024 named executive officers are Randall E. Black – Chief Executive Officer/President, David Z. Richards, Jr. – Senior Executive Vice President/Director of Emerging Markets, Jeffrey L. Wilson – Senior Executive Vice President Chief Credit Officer, and Mickey L. Jones, who retired on June 7, 2024 as the Senior Executive Vice President/Chief Operating Officer.

Executive Summary

It is the intent of the Compensation/Human Resource Committee to provide our named executive officers with a total compensation package that is market competitive, promotes the achievement of our strategic objectives and is aligned with operating and other performance metrics to support long-term shareholder value.  In addition, we have structured our executive compensation program to include elements that are intended to create an appropriate balance between risk and reward.

Fiscal Year 2024 Company Performance

The Company had net income of $27.8 million for 2024, which was an increase of $10.0 million compared to net income of $17.8 million in 2023.  The increase was due to the one-time costs associated with the acquisition of Huntingdon Valley Bancorp, Inc. (“HVB”) that closed in 2023.  The continued high-interest rate environment in the first half of 2024 increased pressure on both loan and deposit growth.  Organic loan growth was greater in 2024 than in 2023 and totaled $70.2 million.  Organic deposit growth for 2024 was $60.5 million.  Additionally, the high market interest rate environment continued to pressure the Company’s net interest margin. The Company continued to integrate HVB during 2024.

2024 highlights include:

•
Earning levels.  For the year ended December 31, 2024, net income totaled $27.8 million, which compares to net income of $17.8 million for the year ended December 31, 2023, an increase of $10.0 million or 56.2%.  The increase was driven by the one-time costs associated with the acquisition of HVB, which after tax totaled $11.1 million in 2023.  Revenue growth was strong due to the results of HVB being included in the Company’s results for the entire year and due to higher market rates, as interest income increased $27.2 million, or 21.4%.  Net interest income before the provision for loan loss increased $6.2 million, or 7.7%, compared to 2023 levels and was due primarily to the results of HVB being included in the Company’s results for the entire year.  During 2024, the Company sold a division and its related assets to a third party and recognized a gain of $1.1 million on the sale.  The Company incurred significant loan charge-offs and legal expenses in 2024 totaling $1.8 million related to the division that was sold.  The net impact to net income of this division in 2024 was a reduction of $715,000.

•
Solid performance metrics.  Basic earnings per share of $5.86 for 2024 compares to basic earnings per share of $4.02 for 2023.  If the one-time costs of the HVB acquisition are excluded, basic earnings per share would have been $6.54 for 2023 compared to $6.01 for 2024, if the impact of the division sold is excluded.  Return on equity for the years ended December 31, 2024 and 2023 was 9.59% and 7.39%, respectively, while return on assets was 0.93% and 0.67%, respectively.  If the impact of the division sold is excluded from 2024’s results, return on equity for the year ended December 31, 2024 would have been 9.84% compared to 12.01% for 2023 if the one-time costs of the HVB acquisition were excluded.  Return on assets would have been 0.96% and 1.09% for 2024 and 2023, respectively, if the one-time items were excluded.

•
Growth.   Total assets increased $50.4 million or 1.7% to close the year at $3.03 billion as of December 31, 2024, compared to $2.98 billion at December 31, 2023, due to organic loan growth in 2024.  Net loans ended 2024 at $2.29 billion, an increase of 2.9% or $63.9 million, which was primarily due to an increase in student loans.  Total deposits increased $60.5 million, or 2.6%, to $2.38 billion at December 31, 2024.

•
Asset quality.   Asset quality remains solid for the Company.  Non-performing assets totaled $28.6 million as of December 31, 2024 compared to $13.2 million as of December 31, 2023.  Non-accrual loans and loans past due 90 days or more increased $13.3 million primarily due to eight loans, six of which matured and took an extended time to rewrite and were subsequently placed on nonaccrual status. Foreclosed assets increased $2.2 million due to a large construction loan.  As a result, the ratio of non-performing assets to total loans was 1.24% at December 31, 2024 compared to 0.59% at December 31, 2023.  Annualized net charge-offs remain low at 0.11% for 2024, and if the charge-offs associated with the division sold are excluded, annualized net charge-offs would have been 0.01%.

•
Shareholder return.  Cash dividends per share increased 1.6% for the year ended December 31, 2024, resulting in $1.95 per share being paid, compared to $1.92 per share being paid for the year ended December 31, 2023.

Refer to Appendix A for a reconciliation of non-GAAP to GAAP measures.

Fiscal Year 2024 Compensation Decisions

Against the backdrop of our solid financial performance and shareholder return, the Compensation/Human Resource Committee, based in part on input from our Chief Executive Officer/President, took the following actions related to our named executive officers’ compensation and benefit arrangements for 2024:

•
Chief Executive Officer/President. The Board of Directors conducted a performance review of Mr. Black during 2023 for purposes of determining his 2024 compensation.  The Board of Directors concluded that Mr. Black continues to exhibit strong business and leadership skills and is moving the Company in a direction that continues to enhance long-term shareholder value.  Based on this review, the Board of Directors approved a 4.35% increase in Mr. Black’s compensation.  In addition, the Company allowed the term of Mr. Black’s employment agreement to extend through June 2027.

•
Other Named Executive Officers. Mr. Black conducted a performance review of our other named executive officers and determined that the officers continue to contribute greatly to the success of the Company and its affiliates.  Based on this review, the Board of Directors approved a 4.00% increase in Mr. Richards’ compensation, a 5.22% increase in Mr. Wilson’s compensation, and a 4.29% increase in Mr. Jones’ compensation.  In addition, the Company entered into change in control agreements with Messrs. Richards, and Wilson on December 31, 2024.

•
Annual Incentives. As a result of our strong financial performance and the successful achievement of individual performance goals, our named executive officers earned awards under our Annual Incentive Plan for 2023 and the awards were distributed in the second calendar quarter of 2024. The awards (if any) under the Annual Incentive Plan for 2024 have not yet been determined; however, the Compensation/Human Resource Committee expects the plan calculations to be made and awards determined (if any) by June 2025. See “Performance-Based Compensation” for additional information on the Annual Incentive Plan for 2024. See also “Grants of Plan-Based Awards During 2024” for information on potential incentive awards under the Annual Incentive Plan for 2024.

Say-on-Pay

In 2024, we provided our shareholders with a non-binding advisory vote on the compensation of our named executive officers (a “say-on-pay” vote).  At our 2024 annual meeting of shareholders, approximately 67% of the votes cast approved our advisory vote on executive compensation.  After considering our 2024 say-on-pay voting results and the advice from our compensation consultant, the Compensation/Human Resource Committee determined that it was appropriate to maintain the overall core design of our executive compensation program and, therefore, did not make any changes to the Company’s executive compensation program in response to the 2024 say-on-pay voting results.  The Compensation/Human Resource Committee expects to consider future say-on-pay votes and investor feedback when making decisions relating to our executive compensation program, policies and practices.

Compensation Philosophy

Our compensation and benefits program for our named executive officers is designed to provide a competitive compensation package which includes a performance-based component that is paid in cash and Company stock.  Specifically, the program is designed to accomplish the following objectives:

•	Align the interests of executives with the interests of shareholders in the creation of long-term shareholder value;

•	Reinforce key business objectives and deliver executive benefits in a cost-effective manner;

•	Encourage management ownership of our common stock; and

•	Attract and retain talented members of senior management.

Management and our Compensation/Human Resource Committee work together to ensure that our named executive officers are held accountable and rewarded for delivering superior performance and enhanced shareholder returns.

Elements of Our Compensation and Benefits Program

 To achieve our objectives, we structured a compensation and benefit program that provides our named executive officers with the following:

•	Base salary;

•	Performance-based cash compensation through our Annual Incentive Plan;

•	Long-term equity awards through our Annual Incentive Plan;

•	Retirement benefits; and

•	Employment and change in control agreements.

The elements of a named executive officer’s total compensation package vary depending upon the executive’s job position and responsibilities.

Base Salary

Base salaries are used to reward our executives for performing the core responsibilities of their positions and to provide them with a level of security with respect to a portion of their total compensation.  The Compensation/Human Resource Committee considers compensation information sourced by American Bankers Association Compensation and Benefits Survey Report, Balanced Comp Salary & Incentive Survey, Blanchard Consulting Group Salary and Cash Compensation Survey, Compdata Compensation Data Banking & Finance Survey, Crowe Bank Compensation and Benefits Survey, Economic Research Institute’s Salary Assessor, and Mercer Commercial Banking Survey, as provided by our compensation consultants, when determining base salaries for our named executive officers, along with other factors, such as an executive’s qualifications, experience, position responsibilities and performance in relation to established goals.  See “Peer Group” for information on the financial institutions that make up our peers for 2024.  The Compensation/ Human Resource Committee reviews the base salaries for our named executive officers on an annual basis.

Performance-Based Compensation

Our Annual Incentive Plan is designed to recognize and reward participants for their collective and individual contributions to our success.  The objectives of the Annual Incentive Plan are to: (i) reward results, not effort; (ii) align our strategic plan, budget and shareholder interests with participant performance; (iii) motivate and reward participants for achieving and potentially exceeding performance goals; (iv) align incentive pay with performance; (v) enable us to attract and retain the talent needed to drive our success, and (vi) encourage teamwork across the Company and Bank.  The Compensation/Human Resource Committee in consultation with executive management administers the Annual Incentive Plan.  All of our named executive officers participated in the Annual Incentive Plan during 2024.  The Annual Incentive Plan awards (if any) will be paid out in cash and grants of restricted stock in accordance with the terms of the Annual Incentive Plan to all of our named executive officers except for Messrs. Black, Wilson, and Jones who has reached retirement eligibility.

The incentive award opportunities noted below are shown as a percentage of base salary.  For purposes of the Plan, “base salary” is defined as compensation earned by a participant for services rendered, excluding the following items: profit sharing contributions, discretionary incentive compensation, cash payments received for waiving employer-paid health insurance, cell phone allowances and fringe benefits.

	2024 Annual Incentive Plan Opportunities
Name	Minimum	Target	Maximum
Randall E. Black	50.0%	75.0%	100.0%
David Z. Richards, Jr.	17.5%	26.3%	35.0%
Jeffrey L. Wilson	17.5%	26.3%	35.0%
Mickey L. Jones	37.5%	56.3%	75.0%

The performance period under the Annual Incentive Plan is the calendar year.  However, the administrative procedures necessary to calculate the awards under the Annual Incentive Plan have not yet been completed for 2024.  The Company expects to receive the peer group data necessary to calculate the incentive awards (if any) by the end of June 2025.  If at least one of the applicable performance measures is achieved above the threshold performance level, then plan participants will receive a payout under the Annual Incentive Plan at the discretion and, subject to the approval, of the Compensation/Human Resource Committee and/or Board.  If our named executive officers receive a payout under the Annual Incentive Plan, the payout will be distributed in cash and, with respect to all of our named executive officers except for Messrs. Black, Wilson, and Jones who has reached retirement eligibility through grants of restricted shares of Company common stock.  The total award is dependent upon the executive’s achievement of his performance goals and job position.  See “Grants of Plan-Based Awards During 2024” for information on potential payouts under the Annual Incentive Plan.

Performance Measures under the Annual Incentive Plan for 2024

There are two (2) categories in which performance is measured under the Annual Incentive Plan: Company/Bank performance and branch/departmental performance.  The Company/Bank performance goals focus on core measures of profitability, risk and compliance, credit quality and efficiency of Company and Bank resources.

For 2024, our Company/Bank goals consisted of return on equity compared with a regional peer group (using a three year average for 2024), efficiency ratio (compared to a regional peer group using a three year average for 2024), net interest income growth (compared to a regional peer group using a three year average for 2024), non-performing assets to total assets (compared to a regional peer group using a three year average for 2024), and net charge-offs to average total loans (using a three year average for 2024).  An overall satisfactory regulatory rating, and individual employee performance review rating of competent are required.  Should these measures not be met, no incentive award is granted.  Branch goals included various measures, most notably loan and deposit growth, and branch profitability targets.  Departmental goals included various projects, strategic initiatives and work performance measurements.  The Annual Incentive Plan’s components have varying weights assigned, as well as varying award opportunities based upon job function.

The following chart sets forth the 2024 goal weighting for our named executive officers:

Name	Company/Bank	Branch/Departmental
Randall E. Black	85%	15%
David Z. Richards, Jr.	50%	50%
Jeffrey L. Wilson	60%	40%
Mickey L. Jones	80%	20%

Long-Term Equity Incentives/Stock Grant Practices

Certain executives and members of senior management who participate in our Annual Incentive Plan, including our named executive officers, and who are not retirement eligible (as defined in the Bank’s tax qualified retirement plan) receive payment of awards under the Annual Incentive Plan, if any, 70% in the form of cash and 30% in the form of restricted stock granted under our 2016 Equity Incentive Plan.  The purpose of paying a portion of the Annual Incentive Plan awards earned by these executives, if any, in the form of restricted stock is to further align their interests with shareholder interests, closely link their compensation with our performance, and maintain high levels of executive stock ownership.  The grants of restricted stock are tied to satisfaction of performance goals set forth under our Annual Incentive Plan.  See “Performance-Based Compensation” for information on specific performance goals for our named executive officers.  In general, restricted stock awards vest ratably over a three-year period commencing on the first anniversary of the date of grant and continuing each anniversary date thereafter, subject to the executive’s continued employment through the applicable vesting date.  Mr. Richards is our only named executive officers who is not retirement eligible and receives a portion of his earned Annual Incentive Plan awards, if any, in the form of restricted stock.  Mr. Richard’s restricted stock award agreements provide that vesting will accelerate in the event of death, disability, retirement, change in control or involuntary termination. Without cause.  Pursuant to the terms of the Annual Incentive Plan, Messrs. Black, Wilson, and Jones, who each are retirement eligible, may elect to receive their earned Annual Incentive Awards, if any, 100% in the form of cash or up to 30% in the form of stock.  Messrs. Black, Wilson, and Jones have each elected to receive 100% of their earned Annual Incentive Plan awards, if any, in the form of cash.

The Compensation/Human Resource Committee’s process with respect to the determination of grant dates is made after carefully considering our timing of earnings releases and/or other material nonpublic information to ensure that there is no manipulation of the market to an executive’s benefit.  Similarly, we never time the release of material nonpublic information to affect the value of executive compensation.  In general, the release of such information reflects established timetables for the disclosure of material nonpublic information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure.

 Retirement Benefits

We provide retirement benefits to our named executive officers through our tax-qualified defined benefit pension plan, our tax-qualified defined contribution plan, and non-qualified supplemental executive retirement plans (“SERPs”).  Effective January 1, 2008, we converted our traditional defined benefit pension plan to an account balance-based pension plan, which is also referred to as a cash balance plan.  Under our cash balance plan, participants are credited with a percentage of their compensation each year and, upon termination of employment, may receive their benefit in a lump sum or in monthly installments.  Our tax-qualified defined contribution plan (the “401(k) plan”) provides our eligible employees with a vehicle to defer a portion of their compensation and invest their elective deferrals in a variety of investment funds.  In addition, the 401(k) plan provides for an employer safe harbor matching contribution to eligible participants equal to 100% of a participant’s elective deferrals that are not in excess of 1% of the participant’s compensation, plus 50% of the participant’s elective deferrals that exceed 1% of compensation.  In no event will the employer safe harbor matching contributions exceed 3.5% of a participant’s compensation in a plan year.  Mr. Richards is not eligible to participate in the cash balance plan due to his hire date.  Mr. Richards, however, is eligible to receive an annual discretionary 401(k) plan contribution from the Bank equal to a percentage of his base compensation.  We view our retirement benefits as a means of providing financial security to our employees after they have spent a substantial portion of their careers with us.

In addition to our cash balance plan and 401(k) plan, we also provide Mr. Black with SERP benefits.  The SERP serves to help us attract and retain executive talent by providing Mr. Black with a supplemental retirement benefit equal to a specific percentage (16.4%) multiplied by the highest average annual cash compensation earned by Mr. Black during any three (3) non-consecutive completed calendar years of service in the ten (10) completed calendar years preceding Mr. Black’s termination of employment.  Mr. Black is 100% vested in his respective accrued SERP benefit.  The SERP benefits are intended to provide supplemental retirement benefits to the executive.  Under the defined benefit pension plan, tax qualifications are limited by certain IRS provisions.  We believe providing SERP benefits to our top management is consistent with the retirement benefits provided to similarly situated executives in our peer group.  See “Executive Compensation—Retirement Benefits”.

We have also implemented a non-qualified deferred compensation plan to provide supplemental funds for retirement for eligible employees through discretionary annual contributions made by the Bank.  The non-qualified deferred compensation plan also allows eligible employees to elect to defer receipt of all or a portion of their base salary and/or bonus compensation until a future date.  The Bank implemented this plan in December 2018.

Employment Agreement

We currently maintain an employment agreement with Mr. Black that we believe is consistent with the agreements provided to senior executive officers in our peer group.  The Compensation/Human Resource Committee believes that the employment agreement with Mr. Black serves the interests of our Company and its shareholders by providing stability in management, outlining the terms and conditions of employment and ensuring that if a change in control is ever under consideration, Mr. Black will be able to advise our board of directors about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations of losing his job.  See “Executive Compensation—Employment Agreement”.

Role of Compensation/Human Resource Committee

The Compensation/Human Resource Committee reviews and approves all of the elements of compensation for Mr. Black and Mr. Jones annually to ensure we are competitive in the marketplace and that the mix of benefits accurately reflects our compensation philosophy.  The Compensation/Human Resource Committee operates under a written charter that establishes its responsibilities.  The Compensation/Human Resource Committee reviews the charter annually to ensure that the scope of the charter is consistent with the Compensation/Human Resource Committee’s role.  Under the charter, the Compensation/ Human Resource Committee is also charged with general responsibility for the oversight and administration of the Bank and Company sponsored compensation and benefit plans.  The charter also authorizes the Compensation/ Human Resource Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.  During 2024, the Compensation/Human Resource Committee retained the services of Blanchard Consulting Group to assist the Compensation/Human Resource Committee in performing its various duties within industry practice.  Blanchard Consulting Group advised the committee on compensation programs for senior management and executives of the Bank.

When making compensation decisions, the Compensation/Human Resource Committee considers salary survey data to understand compensation paid to similarly situated executives in our peer group.  See “Peer Group” for a list of the publicly traded financial institutions that make up our peers.  In addition to peer data, our Compensation/Human Resource Committee also looks at internal pay equity, individual and company performance and relative shareholder return when making compensation decisions.

Role of Management

Management provides data, analyses, input and recommendations to the Compensation/Human Resource Committee through Mr. Black.  The Compensation/Human Resource Committee gives significant weight to Mr. Black’s evaluation of each named executive officer’s performance and recommendation of appropriate compensation.  However, Mr. Black does not participate in any decisions relating to his own compensation.  Blanchard Consulting Group provides Mr. Black with salary survey data for purposes of considering base pay adjustments for Messrs. Richards and Wilson.  Mr. Black provides the Board of Directors with salary survey data for purposes of considering base pay adjustments for Mr. Jones.

Role of Compensation Consultant

During 2024, the Compensation/Human Resource Committee retained the services of Blanchard Consulting Group to assist the Compensation/Human Resource Committee in performing its various duties within industry practice.  Blanchard Consulting Group advised the committee on compensation programs for senior management and executives of the Bank.  Additionally, the Committee utilized data provided by American Bankers Association Compensation and Benefits Survey Report, Balanced Comp Salary & Incentive Survey, Blanchard Consulting Group Salary and Cash Compensation Survey, Compdata Compensation Data Banking & Finance Survey, Crowe Bank Compensation and Benefits Survey, Economic Research Institute’s Salary Assessor, Mercer Commercial Banking Survey, and L.R. Webber Associates, Inc. to evaluate the salary ranges and incentive awards for our named executive officers.

Peer Group

The Compensation/Human Resources Committee considers information about the practices and financial performance of its peers when making compensation decisions.  The Compensation/Human Resources Committee reviews our peer group and determines if adjustments are necessary to reflect the business model and demographics of the Company. Our incentive peer group is disclosed by the Compensation/Human Resource Committee, but we might use information from other institutions when looking at compensation.  In 2024, our incentive peer group was changed with five banks being removed and five banks being added, three from Pennsylvania, and two from New Jersey to more closely align with our asset size, consisted of the following community banks and thrifts in Pennsylvania, New York, New Jersey and Maryland with total assets between $2.2 billion and $5.5 billion:

Financial Institution	City / Town	State
Adams County National Bank	Gettysburg	PA
Chemung Canal Trust Company	Elmira	NY
Citizens & Northern Bank	Wellsboro	PA
Mid Penn Bank	Harrisburg	PA
F&M Trust	Chambersburg	PA
Orrstown Bank	Shippensburg	PA
Jersey Shore State Bank	Williamsport	PA
Peoples Security Bank &Trust	Hallstead	PA
First Bank	Hamilton	NJ
LINKBANK	Camp Hill	PA
Ephrata National Bank	Ephrata	PA
Unity Bank	Clinton	NJ
Meridian Bank	Malvern	PA
Fidelity Deposit & Discount Bank	Dunmore	PA
ESSA Bank & Trust	Stroudsburg	PA

Executive Perquisites

We annually review the perquisites that we make available to our named executive officers.  The primary perquisites for our named executive officers are certain club dues.

Stock Ownership Guidelines

We do not maintain stock ownership guidelines for our named executive officers.  However, all of our named executive officers participate in our Annual Incentive Plan and we believe they generally maintain a meaningful interest in our Company stock through their participation in the plan and through individual purchases and holdings outside the plan.  See “Stock Ownership” for information on Company stock owned by our named executive officers.

Tax and Accounting Considerations

In evaluating compensation program alternatives, the Compensation/Human Resource Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to their chief executive officers and certain other current and former named executive officers. The Compensation/Human Resource Committee believes it is important to maintain flexibility in designing compensation programs that it considers to be effective and in the best interests of our stockholders, even if that approach results in payments that are not deductible under Section 162(m).

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning the total compensation awarded, earned or paid to the principal executive officer and principal financial officer of the Company and our one other most highly compensated executives.  These three officers are referred to as our “named executive officers” in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)(6)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Randall E. Black CEO & President of the Company and Bank	2024 2023 2022	600,000 575,000 590,751(5)	250 250 250	1,615 16,676 20,944	- 519,918 561,226	156,927 57,397 186,483	94,814 90,084 85,228	853,606 1,259,325 1,444,882
David Z. Richards, Jr. Senior Executive Vice President, Director of Emerging Markets	2024 2023	312,000 300,000	250 250	24,035 45,109	- 56,165	- -	66,838 62,223	403,123 463,747
Jeffrey L. Wilson Senior Executive Vice President, Chief Credit Officer	2024	242,000	250	-	-	42,284	34,440	318,974
Mickey L. Jones(7) Senior Executive Vice President, Chief Operating Officer, Treasurer of the Company and Bank	2024 2023 2022	260,347 350,000 329,600	250 250 250	- 9,255 11,660	- 230,541 229,293	14,410 110,138 101,151	52,458 52,534 51,294	327,465 752,718 723,248
(1)
Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Board Accounting Standards Codification Topic 718– Share Based Payment based on the per share price on the date of grant ($43.15 per share for the grants to Mr. Richards).  For 2024, the stock award for Mr. Black constituted 30 shares received for years of service, based on a per share price of $53.84, which shares were vested upon grant.  For 2024, the stock awards for Mr. Richards constituted a grant of 557 restricted shares, based on a per share price of $43.15, that vest in three approximately equal annual installments commencing on June 13, 2025.  The 557 restricted shares granted to Mr. Richards relate to the equity portion of the Annual Incentive Plan for performance related to calendar year 2023.

(2)
Represents cash awards earned by each executive under the Annual Incentive Plan.  Amounts for 2024 have not yet been determined.  We expect to be able to determine the Annual Incentive Plan awards for 2024 by the end of June 2025.

(3)	Represents increase/(decrease) in pension value for tax-qualified and supplemental pension benefits for the executive officer.
(4)	Amounts stated in this column for 2024 consist of:

Name	401(k) Match Contribution ($)	Life Insurance Premiums ($)	Auto Benefits ($)	Club Dues ($)	Deferred Compensation Plan Award ($)	Miscellaneous ($)(a)	Total ($)
Randall E. Black	12,075	5,128	8,262	4,602	60,000	4,747	94,814
David Z. Richards, Jr.	21,975	2,772	6,000	-	31,200	4,891	66,838
Jeffrey L. Wilson	10,255	2,772	-	-	20,000	1,413	34,440
Mickey L. Jones	12,075	1,279	-	1,654	36,500	950	52,458

(a)
Miscellaneous items would include, if applicable:  gross up on years of service award, cash dividends on restricted stock, stock dividends on restricted stock, imputed income from split dollar bank owned life insurance, spouse expense at Bank conference, Christmas gift, and insurance opt out.

(5)	Includes $50,001 paid out for unused vacation time.
(6)	Represents a Christmas bonus paid to all eligible employees.
(7)	Mr. Jones retired from his position as Senior Executive Vice President and Chief Operating Officer effective June 7, 2024

CEO Pay Ratio

The CEO pay ratio for 2024 is not calculable at this time because Mr. Black’s 2024 Annual Incentive Plan award has not yet been determined.  In accordance with Securities and Exchange Commission rules, we will disclose the CEO pay ratio for 2024 once Mr. Black’s bonus amount for 2024 is determined, which we anticipate will occur by the end of June 2025.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last four completed calendar years.  In determining the “compensation actually paid” to our named executive officers, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table.  The table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for the 2022 to 2024 calendar years. Note that compensation for our named executive officers (“NEOs”) other than our Chief Executive Officer (“CEO”) is reported as an average.

Year	Summary Comp. Table Total for CEO ($)	Comp. Actually Paid to CEO(2) ($)	Average Summary Comp. Table Total for Non-CEO NEOs(3) ($)	Average Comp. Actually Paid to Non-CEO NEOs(2) ($)	Value of Initial Fixed $100 Investment Based On TSR	Net Income ($)(1)
2024	853,606(4)	732,204(4)	349,854(4)	348,863(4)	103.34	27,818
2023	1,259,325	1,250,419	608,233	572,769	87.69	17,811
2022	1,444,882	1,325,720	469,497	443,438	148.10	29,060

(1)	Presented in thousands.
(2)	Compensation actually paid (“CAP”) is defined by the SEC and is computed by starting with the “Total” column of the Summary Compensation Table (“SCT”) for each year and then:
•	subtracting the amount in the “Restricted Stock Awards” column of the SCT for such year,

•
adding, for all unvested equity awards granted during the reporting year and outstanding on the last day of the reporting year, the fair value as of the last day of the reporting year, utilizing the same assumptions as the Outstanding Equity Awards at 2024 Fiscal Year-End table below.

•
adding, for all unvested equity awards granted prior to the reporting year and outstanding on the last day of the reporting year, the change in fair value from the last day of the preceding year to the last day of the reporting year, utilizing the same assumptions as the Outstanding Equity Awards at 2024 Fiscal Year-End table below.

•	adding, for equity awards vesting during the reporting year, the change in fair value from the last day of the preceding year to the vesting date,
•	adding the value of any dividends or other earnings paid in the reporting year on unvested equity awards that are not otherwise included in the total compensation for the reporting year,
•	subtracting the amount in the “Change in Pension Value & Nonqualified Deferred Compensation Earnings” column of the SCT for such year, and
•
adding, for all defined benefit and actuarial pension plans, (A) the service cost, calculated as the actuarial present value attributable to services rendered during the reporting year, plus (B) the prior service cost, calculated as the entire cost of benefits granted in a plan amendment during the reporting year that are attributed by the benefit formula to services rendered in periods prior to the amendment.

For this purpose, the fair value of equity awards is computed in a manner consistent with the fair value methodology used to report Outstanding Equity Awards at Fiscal Year-End.  This may result in a difference in the share value input used for the fair value calculation at year-end when compared to the share value used for performance-based share awards at time of award. The following tables reflect the adjustments made to SCT total compensation to compute CAP for the position of CEO and average CAP for our other NEOs:

CEO SCT Total to CAP Reconciliation	2024 ($)	2023 ($)	2022 ($)
SCT Total Compensation	853,606	1,259,325	1,444,882
SCT Stock Awards	(1,615)	(16,676)	(20,944)
Fair Value of New Unvested Equity Awards	-	-	-
Change in Fair Value of Existing Unvested Equity Awards	-	-	-
Change in Fair Value of Vesting Equity Awards	-	-	-
Fair Value of New Vested Equity Awards	1,615	16,676	20,944
Fair Value as of Prior Year-end of Equity Awards Forfeited	-	-	-
Dividends on Unvested Equity Awards	-	-	-
SCT Change in Pension Value & Nonqualified Deferred Compensation Earnings	(156,927)	(57,397)	(186,483)
Service Cost & Prior Service Cost	35,525	48,491	67,321
CAP	732,204	1,250,419	1,325,720

Average Non-CEO NEOs SCT Total to CAP Reconciliation	2024 ($)	2023 ($)	2022 ($)
SCT Total Compensation	349,854	608,233	469,497
SCT Stock Awards	(8,012)	(27,182)	(10,037)
Fair Value of New Unvested Equity Awards	11,755	19,448	4,757
Change in Fair Value of Existing Unvested Equity Awards	(263)	(2,862)	1,074
Change in Fair Value of Vesting Equity Awards	(2,831)	2	687

Fair Value of New Vested Equity Awards	-	4,716	5,830
Fair Value as of Prior Year-end of Equity Awards Forfeited	-	-	-
Dividends on Unvested Equity Awards	706	765	303
SCT Change in Pension Value & Nonqualified Deferred Compensation Earnings	(18,898)	(55,069)	(48,463)
Service Cost & Prior Service Cost	16,553	24,718	19,790
CAP	348,864	572,769	443,438

(3)	The Non-CEO NEOs for each year are as follows:

•	For 2024: David Z. Richards, Jr., Jeffrey L. Wilson, and Mickey L. Jones
•	For 2023: Mickey L. Jones and David Z. Richards, Jr.
•	For 2022: Mickey L. Jones and Stephen J. Guillaume

(4)
Amounts for 2024 do not reflect any award payable to the Company’s named executive officers under the Annual Incentive Plan and the award amounts for 2024 have not yet been determined.  We expect to be able to determine the Annual Incentive Plan awards for 2024 by the end of June 2025.

Relationship Between Pay and Performance
Below are graphs showing the relationship of “compensation actually paid” to our CEO and the average for our Non-CEO NEOs in 2022, 2023 and 2024 relative to (i) the total shareholder return of our common stock and (ii) our net income.

CAP vs. Total Shareholder Return
CAP ($ in thousands)
TSR Value of Fixed $100 Investment
1,400
1,200
1,000
800
600
400
200
0
160
140
120
100
80
60
40
20
0
$1,325.7
$148.10
$443.4
$1,250.4
$87.69
$572.7
$103.34
$732.2(1)
$348.8(1)
2022
2023
2024
CAP to CEO
Average CAP to Non-CEO NEOs
Company TSR

(1)
Amounts for 2024 do not reflect any award payable to the Company’s named executive officers under the Annual Incentive Plan and the award amounts for 2024 have not yet been determined.
We expect to be able to determine the Annual Incentive Plan awards for 2024 by the end of June 2025.

CAP vs. Net Income
CAP ($ in thousands)
Net Income ($ in thousands)
1,400
1,200
1,000
800
600
400
200
0
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
$1,325.7
$443.4
$29,060
$1,250.4
$572.7
$17,811
$732.2(1)
$348.8(1)
$27,818
2022
2023
2024
CAP to CEO
Average CAP to Non-CEO NEOs
Net Income

(1)
Amounts for 2024 do not reflect any award payable to the Company’s named executive officers under the Annual Incentive Plan and the award amounts for 2024 have not yet been determined.
We expect to be able to determine the Annual Incentive Plan awards for 2024 by the end of June 2025.

Employment Agreement

The Company and the Bank are parties to an employment agreement with Mr. Black.  The employment agreement provides for a three-year term, which automatically renews on June 1 of each year to maintain a three-year term, unless either party notifies the other party in writing at least 90 days prior to June 1 of such party’s intent not to renew the agreement beyond the existing term, or the agreement is terminated by the Company, the Bank or Mr. Black in accordance with its terms.  The current term of the employment agreement expires on June 1, 2027.  The employment agreement provides for an annual salary review, however in no event may the base salary be reduced below the base salary in effect at the time of such review.  In addition to base salary, the employment agreement provides for, among other things, participation in various employee benefit plans, as well as furnishing certain fringe benefits available to similarly situated executive personnel.

The employment agreement contains a restrictive covenant which prohibits Mr. Black from engaging in employment that would compete with the services provided by the Company and the Bank.  In addition, the restrictive covenant contains a non-solicitation clause.  The duration of the restrictive covenant varies based on the circumstances of the executive’s termination of employment.  In the event Mr. Black is terminated by the Company or the Bank for Cause (as defined in the agreement) the term of the restrictive covenant is one (1) year from the executive’s termination date.  In the event the executive voluntarily resigns with or without Good Reason (as defined in the agreement) or the Company or Bank terminates his employment without Cause, the term of the restrictive covenant will be two (2) years from his termination date.  In the event of termination following a Change in Control (as defined in the agreement) which results in the payment of severance under the employment agreement, the executive will be subject to the restrictive covenant for a period of three (3) years following his termination of employment.  The employment agreement provides for an exception to the restrictive covenant in the event the executive’s employment is terminated by the Company or the Bank for Cause or he terminates his employment without Good Reason.  Under these circumstances, the executive may engage in the practice of public accounting and will not be deemed in violation of the restrictive covenant in his employment agreement.  See “Executive Compensation - Potential Post-Termination Benefits” for information on termination benefits provided under the employment agreement.

Change in Control Agreement

The Bank (and the Company as guarantor) are parties to a change in control severance agreement with each of Messrs. Richards and Wilson.  Pursuant to the terms of each of the Change in Control Severance Agreements, in the event the executive’s employment is (i) during the period between the execution of an agreement to effect a change in control of the Company or the Bank and the date of such change in control, terminated by the Bank (other than for death, disability or “Cause” (as defined in the Change in Control Agreements)) or (ii) during the period between the date of a change in control of the Company or the Bank and the one year anniversary of such change in control, terminated by the Bank (other than for death, disability or Cause) or by the executive for “Good Reason” (as defined in the Change in Control Agreements), the executive will be entitled to receive (x) a lump sum payment equal to one times the executive’s then current annual base salary, (y) continuation of health care insurance benefits for a period of 18 months following termination of employment or until the executive secures substantially similar benefits through other employment, and (z) continuation of the executive’s long term disability insurance coverage for a period of 18 months following termination of employment or until the executive secures substantially similar benefits through other employment.

See “Executive Compensation - Potential Post-Termination Benefits” for information on termination benefits provided under the change in control agreements.

Grants of Plan-Based Awards During 2024

Annual Incentive Plan.  The following table provides information on the estimated payouts that may be awarded to our named executive officers upon the achievement of performance goals under the Annual Incentive Plan for 2024.  Annual incentive awards are distributed in a combination of cash and restricted stock to our named executive officers.  Once granted, restricted stock awards earned under the Annual Incentive Plan are subject to the terms and conditions of our 2016 Equity Incentive Plan and vest over a period of three years.

		Estimated Future Payouts			Estimated Future Payouts
		Under Non-Equity Incentive			Under Equity Incentive				Grant Date Fair Value of Stock Awards
		Plan Awards(1)			Plan Awards			All Other Stock Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum

Randall E. Black		$300,000	$450,000	$600,000	-	-	-
	3/11/2024(3)							30	$1,615
	6/13/2024(2)	-	-	-	-	-	-

David Z. Richards, Jr.		$54,600	$81,900	$109,200	-	-	-
	6/13/2024(2)							557	$24,035

Jeffrey L. Wilson		$42,350	$63,525	$84,700	-	-	-
	6/13/2024(2)	-	-	-	-	-	-

Mickey L. Jones(4)		$136,875	$205,313	$273,750
	6/13/2024(2)	-	-	-	-	-	-

(1)
These columns illustrate the possible payouts for each of our named executive officers under our Annual Incentive Plan for 2024.  With respect to Mr. Richards, a portion of the incentive opportunity under the Annual Incentive Plan is payable in Company common stock and a portion is paid in cash in accordance with the terms of the plan.  The actual number of shares of restricted stock will be determined when the award is distributed in 2025.

(2)
Represents the date the Company granted restricted stock in connection with awards under the Annual Incentive Plan for performance related to calendar year 2023.  Represents 557 shares granted to Mr. Richards upon the achievement of certain performance goal that vest in three approximately equal annual installments commencing on June 13, 2024.

(3)	Represents 30 shares granted to Mr. Black for years of service which shares were vested upon grant.
(4)	Mr. Jones retired from his position as Senior Executive Vice President and Chief Operating Officer effective June 7, 2024.

We maintain the Annual Incentive Plan for the purpose of aligning the employee incentive goals with our overall strategic plan.  The Annual Incentive Plan requires participants to satisfy two components:  corporate goals; and departmental/branch performance goals.  For 2024, our Company/Bank goals consisted of return on equity compared with a regional peer group (using a three year average for 2024), efficiency ratio (compared to a regional peer group using a three year average for 2024), net interest income growth (compared to a regional peer group using a three year average for 2024), non-performing assets to total assets (compared to a regional peer group using a three year average for 2024), and net charge-offs to average total loans (using a three year average for 2024).  An overall satisfactory regulatory rating, and individual employee performance review rating of competent are required and are incentive plan qualifiers.  Should these measures not be met, no incentive award is granted.  Branch goals included various measures, most notably loan and deposit growth, and branch profitability targets.  Departmental goals included various projects, strategic initiatives and work performance measurements.  The Compensation/ Human Resource Committee and/or Board retain the discretion to reduce payments under the Annual Incentive Plan.

The Annual Incentive Plan’s components have varying weights assigned, as well as varying award opportunities based upon job function.  The performance period for the Annual Incentive Plan for 2024 began on January 1, 2024 and ended on December 31, 2024.  However, the Company is unable as of the date of this proxy statement to certify as to the satisfaction of the performance goals for 2024.  For 2024, the weighting for Mr. Black’s incentive award was 85% corporate goals and 15% branch/departmental goals, with a maximum payout of 100% of eligible compensation.  For 2024, the weighting for Mr. Richards’ incentive award was 50% corporate goals and 50% branch/departmental goals, with a maximum payout of 35% of eligible compensation.  For 2024, the weighting for Mr. Wilson’s incentive award was 60% corporate goals and 40% branch/departmental goals, with a maximum payout of 35% of eligible compensation.  For 2024, the weighting for Mr. Jones’ incentive award was 80% corporate goals and 20% branch/departmental goals, with a maximum payout of 75% of eligible compensation.

Pursuant to the terms of the Annual Incentive Plan, Messrs. Black, Wilson and Jones, who each are retirement eligible, elected to receive 100% of their earned Annual Incentive Plan awards, if any, in the form of cash.  Mr. Richards, who is not retirement eligible, will receive his earned Annual Incentive Plan award, if any, 70% in the form of cash and 30% in the form of restricted stock.  The grants of restricted stock vest ratably over a three-year period commencing on the first anniversary of the date of grant and continuing each anniversary date.  Once issued, the awards of restricted stock granted in connection with the Annual Incentive Plan are subject to the terms and conditions of the underlying equity incentive plan.

2016 Equity Incentive Plan.  The 2016 Equity Incentive Plan (the “2016 Plan”) permits the Company, under the supervision of the Compensation/ Human Resource Committee, and subject to the approval of the Board of Directors, to make equity-based awards to employees and non-employee directors.  The 2016 Plan provides for awards of both restricted stock and awards of stock without restrictions or other conditions.  The purpose of these stock awards is to attract and retain competitively superior people, further align employees and non-employee directors with shareholder interest, closely link employee and non-employee compensation with the Company’s performance, and maintain high levels of executive and non-employee stock ownership.  The 2016 Plan also provides a component of the total compensation package offered to employees and reflects the importance placed on motivating and rewarding superior results with long-term incentives.

Outstanding Equity Awards at December 31, 2024

The following table sets forth information concerning stock awards granted to the named executive officers that have not vested as of December 31, 2024.  No stock options were outstanding at December 31, 2024.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)
Randall E. Black	-	-
David Z. Richards, Jr.	1,117(2)	$70,717
Jeffrey L. Wilson	-	-
Mickey L. Jones(3)	-	-

(1)	Based upon the Company’s closing stock price of $63.31 on December 31, 2024.
(2)
Includes 557 shares that vest in three equal annual installments commencing on June 13, 2025, 161 shares that vest in two equal installments on December 28, 2025 and December 28, 2026, 240 shares that vest in two equal installments on June 29, 2025 and June 29, 2026, 45 shares that will vest on August 24, 2025, and 114 shares that will vest on May 19, 2025.

(3)	Mr. Jones retired from his position as Senior Executive Vice President and Chief Operating Officer effective June 7, 2024.

Stock Awards Vested During 2024

The following table sets forth information concerning restricted stock awards that vested during the year ended December 31, 2024 for each of our named executive officers.  No stock options were acquired or exercised during the year ended December 31, 2024.
Name	Number of Shares or Units of Stock Acquired On Vesting	Value Realized on Vesting
Randall E. Black	-	-
David Z. Richards, Jr.(1)	486	$23,657
Jeffrey L. Wilson	-	-
Mickey L. Jones(2)	-	-

(1)
Includes 114 shares that vested on May 19, 2024 at $44.07 per share, 117 shares that vested on June 4, 2024 at $43.16 per share, 87 shares that vested on June 29, 2024 at $42.99 per share, 41 shares that vested on August 2, 2024 at $47.47 per share, 46 shares that vested on August 24, 2024 at $49.83 per share, and 81 shares that vested on December 28, 2024 at $69.19 per share.

(2)	Mr. Jones retired from his position as Senior Executive Vice President and Chief Operating Officer effective June 7, 2024.

Retirement Benefits

Cash Balance Pension Plan.   Effective January 1, 2008, the Bank converted its traditional noncontributory tax-qualified defined benefit pension plan into a tax-qualified account balance pension plan, which is referred to as a cash balance plan.  Participants in the former pension plan who were eligible employees (as defined in the plan) automatically became participants in the cash balance plan.  Under the cash balance plan, a participant’s account is the sum of the participant’s opening balance (which is his or her benefit under the former defined benefit plan) and annual allocations and interest credits.  The Bank credits each participant with an annual allocation if the participant has at least 1,000 hours of service with the Bank during the plan year.  Each annual allocation is determined based on a percentage of the participant’s “compensation” (as defined in the plan) and varies based on a participant’s age.  Annual cash balance plan allocations range between 3% and 8% of participant compensation.

Supplemental Executive Retirement Agreement.  The Bank maintains a non-tax-qualified SERP with Mr. Black. The SERP provides Mr. Black with an annual retirement benefit for a period of 15 years following separation from service, or lump sum distribution (other than for cause) on or after attaining age 62. This retirement benefit equals a benefit percentage (16.4%) multiplied by the average annual cash compensation during the three completed calendar years preceding the termination of employment.  Subject to the terms of the SERP, Mr. Black may elect to receive the retirement benefit in an actuarially equivalent lump sum payment.  Mr. Black is 100% vested in his accrued SERP benefit.

Executive Deferred Compensation Plan.  The Bank maintains a non-tax qualified executive deferred compensation plan (“Deferred Compensation Plan”) for eligible employees designated by the board of directors.  Each of the named executive officers are eligible to participate in the Deferred Compensation Plan.  Under the Deferred Compensation Plan, each year the Bank may credit an annual contribution to a participant’s deferred compensation account as of January 1.  The Bank may also credit other discretionary contributions to a participant’s deferred compensation account from time to time.  Amounts credited to a participant’s account under the plan accrue earnings monthly equal to the highest deposit rate of the Bank.  Participants vest in contributions made to the accounts on the earlier of (i) the date they both complete 15 years of service and attain age 55, (ii) the date they both complete 10 years of service and attain age 62, or (iii) the date they attain age 65.  Participants also become 100% vested in their accounts upon their death or disability and upon a change in control of the Bank or the Company.  Distributions are made from the Deferred Compensation Plan in either a lump sum or installments following a participant’s separation from service, death or upon a change in control.  Participants forfeit all benefits under the plan if the Bank terminates their employment for cause.

Commencing in respect of compensation earned for services performed in calendar year 2024, each of the named executive officers is eligible to elect to defer the receipt of up to 100% of the executive’s base salary and/or bonus compensation earned for the applicable calendar year until a future date.  The executive may elect to receive payment of any such deferred compensation upon his termination of employment, a specified future date, or the earlier of his termination of employment and a specified future date.  The executive also may elect to receive accelerated payment of deferred amounts upon his death and/or a change in control of the Company or the Bank.  The payment of deferred amounts will be made in one lump sum or in up to ten equal annual installments, as elected by the executive.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Randall E. Black	-	60,000	27,467	-	579,593
David Z. Richards, Jr.	-	31,200	7,948	-	167,704
Jeffrey L. Wilson	-	20,000	7,497	-	158,190
Mickey L. Jones(4)	-	36,500	10,233	-	215,929

(1)	Contributions above are reflected for the named executive officers in the Summary Compensation Table.
(2)	Aggregate earnings in the last fiscal year are not reflected for the named executive officers in the Summary Compensation Table.
(3)
Of the amounts shown in this column, the following amounts were reported in the Summary Compensation Tables of the Company’s proxy statements for previous years:  Mr. Black - $359,375, Mr. Richards - $31,200, Mr. Wilson - $0, and Mr. Jones - $158,234.

(4)	Mr. Jones retired from his position as Senior Executive Vice President and Chief Operating Officer effective June 7, 2024.

Pension Benefits at December 31, 2024

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefit under our tax-qualified and non-tax-qualified defined benefit plans, along with the number of years of credited service under the respective plans.  All of our named executive officers participate in our Account Balance Pension Plan except for Mr. Richards.  Mr. Black also participates in a SERP.

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Randall E. Black	First Citizens Community Bank Account Balance Pension Plan	32	636,622
	Supplemental Executive Retirement Plan	32	1,792,104
Jeffrey L. Wilson	First Citizens Community Bank Account Balance Pension Plan	37	466,586
	Supplemental Executive Retirement Plan	37	-
Mickey L. Jones(1)	First Citizens Community Bank Account Balance Pension Plan	21	452,226	10,793
	Supplemental Executive Retirement Plan	21	-	846,866

(1) Mr. Jones retired from his position as Senior Executive Vice President and Chief Operating Officer effective June 7,
2024.

Potential Post-Termination Benefits

Payments Made Upon Termination by the Company for Cause.  Under the terms of the employment and change in control agreements, our contracted named executive officers will receive no severance payments in the event of termination for cause.  In addition, a termination for cause will also result in the forfeiture of all unvested restricted stock awards.  Further, participants in the Annual Incentive Plan forfeit all rights to incentive opportunities as a result of a termination for cause.  SERP participants and Deferred Compensation Plan participants will not receive any benefit upon termination for cause.

Payments Made Upon Termination by the Company Without Cause or by the Executive for Good Reason.  In the event that the Company or the Bank chooses to terminate Mr. Black’s employment for reasons other than for cause or, in the event of Mr. Black’s resignation from the Company or the Bank for good reason, the Company shall pay Mr. Black a lump sum amount equal to two (2) times Mr. Black’s base salary, minus applicable taxes and withholdings. In addition, for a period of one (1) year from the date of termination, Mr. Black shall receive continued health, life and disability insurance coverage under the same terms in effect during the one year prior to his termination.  Except as provided below, neither Mr. Richards or Mr. Wilson receives any benefit under their respective change in control agreement in the event the Company terminates him without cause or he terminates employment for good reason prior to a change in control.  All outstanding restricted stock awards will vest if the executive is terminated by the Company or the Bank without cause.  Participants in the Annual Incentive Plan must be employed by the Bank on the date the benefits are paid.  Therefore, if a participant terminates employment without cause or for good reason prior to payment under the Annual Incentive Plan, all rights to plan benefits are forfeited, unless otherwise determined by the Committee administering the plan.  SERP participants will receive their vested accrued early termination benefit upon termination by the Company without cause or by the executive for good reason if they separate from service before age 62 and their normal retirement benefit if they separate from service on or after attaining age 62.  Deferred Compensation Plan participants receive their vested account balance upon their separation from service.

Payments Made Upon Disability.  Under the terms of Mr. Black’s employment agreement, if his employment is terminated due to a disability, Mr. Black will be entitled to the same benefit as provided by the Company’s long-term disability plan. Mr. Richards and Mr. Wilson receive no benefit under their respective change in control agreements in the event their employment is terminated due to a disability; however, each of Mr. Richards and Mr. Wilson will receive a benefit under the Company’s long-term disability plan if he meets the requirements of the plan upon termination.  All unvested restricted stock awards vest upon termination of employment due to disability.  If a participant in the Annual Incentive Plan terminates his or her service with the Bank due to a disability prior to distribution of the award, the participant’s award will be prorated based on the period of active employment with the Bank.  SERP participants become fully vested and will receive their accrued early termination benefit upon termination due to disability if they separate from service before age 62 and their normal retirement benefit if they separate from service on or after attaining age 62.  Deferred Compensation Plan participants become 100% vested upon disability and receive their vested account balance upon their separation from service.

Payments Made Upon Death.  Under his employment agreement, Mr. Black’s estate is entitled to receive any compensation accrued, but unpaid, as of the date of the executive’s death.  Mr. Richards and Mr. Wilson receive no death benefit under their respective change in control agreements.  All unvested restricted stock awards vest upon death of an award recipient.  In addition, if a participant in the Annual Incentive Plan dies prior to distribution of an award, the participant’s award will be prorated based on the period of active employment with the Bank.  If a SERP participant dies prior to a separation from service, the SERP participant’s beneficiary will receive the normal retirement benefit the participant would have received if he were deemed to have attained his normal retirement age (age 62) immediately prior to his death.  If he dies after a separation from service, his beneficiary will receive the remaining benefits that would have been made to him.  Deferred Compensation Plan participants become 100% vested upon death with benefits paid to their beneficiary in a lump sum within 60 days.

Payments Made Upon a Termination with a Change in Control  In the event of a termination of employment in connection with a change in control, Mr. Black’s employment agreement provides him with a lump sum amount equal to 2.99 times his base salary.  In addition, for a period of 18 months from the date of termination or until Mr. Black secures substantially similar benefits through other employment, whichever shall occur first, Mr. Black is entitled to continued health, life and disability insurance coverage under the same terms in effect during the one year prior to his termination.

Under Mr. Richards’ and Mr. Wilson’s change in control agreements, if, within one year following a change in control, heir employment is involuntarily terminated, their titles, responsibilities, or salaries are reduced, or their duties, location of employment or benefits are reduced or changed as set forth in the agreement, they will be entitled to receive a lump sum amount equal to one time their base salary.  In addition, for a period of 18 months from the date of termination or until they secure substantially similar benefits through other employment, whichever shall occur first, they shall receive a continuation of health care, life and disability insurance in effect prior to their termination.

Section 280G of the Internal Revenue Code (“Section 280G”) provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control.  An individual’s base amount is equal to an average of the individual’s Box 1, Form W-2 compensation for the five years preceding the year a change in control occurs (or such lesser number of years if the individual has not been employed for five years).  Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer may not deduct such amount for federal tax purposes.  The employment and change in control agreements limit payments made to the executives in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.

In addition, all outstanding restricted stock awards will vest upon a change in control.  SERP participants who have not separated from service and have not attained their normal retirement age (age 62) prior to a change in control will receive their normal retirement benefit (determined without regard to their age or years of service at the time of the change in control) paid in an actuarial equivalent lump sum within ten days of the change of control.  Participants that have attained their normal retirement age will receive their normal retirement benefit after their separation from service.  Deferred Compensation Plan participants become 100% vested and will receive their account balance in a lump sum within 30 days following a change in control.

Payments Made Upon a Change in Control – No Termination.  In the event of a change in control without termination, Mr. Black’s employment agreement does not result in a lump sum payment as long as certain criteria is meet including no change in title, responsibilities, authority, compensation, or relocation of his place of employment exceeding 50 miles from the current location.

Under Mr. Richards’ and Mr. Wilson’s change in control agreement no payment is made without termination of their employment as long as there is no change to their titles, responsibilities, compensation, duties, location of employment, or their benefits are reduced.

In addition, all outstanding restricted stock awards will vest upon a change in control without termination.  SERP participants who have not separated from service and have not attained their normal retirement age (age 62) prior to a change in control will receive their normal retirement benefit (determined without regard to their age or years of service at the time of the change in control without termination) paid in an actuarial equivalent lump sum within ten days of the change of control.  Deferred Compensation Plan participants become 100% vested and will receive their account balance in a lump sum within 30 days following a change in control.

Payments Upon Retirement.  In addition to the tax-qualified retirement benefits and non-qualified retirement benefits set forth in “Pension Benefits” above, participants in the Annual Incentive Plan who retire from the Bank will receive a prorated payout based on the period of the participant’s active employment only.  Deferred Compensation Plan participants receive their vested account balance following a separation from service.  In addition, all unvested restricted stock awards will vest upon the retirement of an award recipient.  The term “retirement” is defined in the 2016 Equity Incentive Plan to mean the termination of the award recipient’s employment following the first day of the month coincident with or next following attainment of age 65, or attainment of age 55 and the completion of fifteen years of service, or attainment of age 62 and the completion of ten years of service.

Potential Post-Termination Benefits Table.    The amount of compensation payable to each named executive officer upon the occurrence of certain events is noted in the table below.  The amounts shown assume that such termination was effective as of December 31, 2024, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the executives upon their termination.  The amounts shown relating to unvested stock awards are based on $63.31 per share, which was the fair market value of Company common stock on December 31, 2024.  The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company or Bank.  The table does not include the executives' account balances in the Bank’s tax-qualified retirement plan to which each executive has a non-forfeitable interest.

Mr. Jones retired from the Company effective June 7, 2024.  Subsequently, on December 27, 2024, Mr. Jones received a payout of his SERP balance of $846,866.  Mr. Jones started receiving monthly pension plan payments of $2,698 on September 3, 2024, resulting in total pension payments of $10,793 for 2024.  The only remaining benefit Mr. Jones is entitled to is payments related to his deferred compensation plan which will begin in 2025.  Due to Mr. Jones’ retirement, no additional severance payments would be due to him as of December 31, 2024 and as such he is not included in the following table describing “potential payments upon termination of employment.”

	Randall E. Black	David Z. Richards, Jr.	Jeffrey L. Wilson
Death:
Employment Agreement	-	-	-
Change in Control Agreement	-	-	-
SERP(1)	$1,946,338	-	-
Executive Deferred Compensation Plan	$579,593	$167,704	$158,190
Equity Awards	-	70,717	-

Disability:
Employment Agreement	-	-	-
Change in Control Agreement	-	-	-
SERP(2)	$1,792,104	-	-
Executive Deferred Compensation Plan	$579,593	$167,704	$158,190
Equity Awards	-	$70,717	-

Retirement or Voluntary Termination Without Good Reason:
Employment Agreement	-	-	-
Change in Control Agreement	-	-	-
SERP(3)	$1,792,104	-	-
Executive Deferred Compensation Plan(3)	$579,593	-	$158,190
Equity Awards	-	-	-

Termination By Company For Cause:
Employment Agreement	-	-	-
Change in Control Agreement	-	-	-
SERP	-	-	-
Executive Deferred Compensation Plan	-	-	-
Equity Awards	-	-	-

Voluntary Termination By Executive For Good Reason (not in Connection with a Change in Control):
Employment Agreement(4)	$1,219,045	-	-
Change in Control Agreement	-	-	-
SERP(3)	$1,792,104	-	-
Executive Deferred Compensation Plan(3)	$579,593	-	$158,190
Equity Awards	-	-	-

Termination By Company Without Cause (not in Connection with a Change in Control):
Employment Agreement(4)	$1,219,045	-	-
Change in Control Agreement	-	-	-
SERP(3)	$1,792,104	-	-
Executive Deferred Compensation Plan(3)	$579,593	-	$158,190
Equity Awards	-	$70,717	-

Termination in Connection with a Change-in-Control(5):
Employment Agreement(4)	$1,822,568	-	-
Change in Control Agreement(4)	-	$413,653	$308,769
SERP(1)	$1,946,338	-	-
Executive Deferred Compensation Plan(3)	$579,593	$167,704	$158,190
Equity Awards	-	$70,717	-

Change-in-Control No Termination:
Employment Agreement(4)	-	-	-
Change in Control Agreement(4)	-	-	-
SERP(1)	$1,946,338	-	-
Executive Deferred Compensation Plan(3)	$579,593	$167,704	$158,190
Equity Awards	-	$70,717	-

(1)	Represents the executive’s normal retirement benefit under the arrangement, regardless of his age at the time of separation from service or death.
(2)	Represents the value of the executive’s early retirement benefit which fully vests upon his termination due to disability.
(3)
Messrs. Black, Wilson and Jones are fully vested under the Deferred Compensation Plan because of their age and years of service with the Bank.  Mr. Richards vesting would accelerate due to his change-in-control.

(4)
Amount includes base compensation and the value of continued health, life and disability, or continued health and long term disability, as applicable, coverage for the period of time specified in the agreement.

(5)
The amount shown does not reflect adjustments that could be made to the executive’s total change in control severance payment to ensure the executive’s severance payment would not be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code.

OTHER INFORMATION RELATING TO DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes of ownership with the Securities and Exchange Commission.  Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of the copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in the Company’s common stock during the year ended December 31, 2024, except for director R. Joseph Landy who had one late filing reported on June 28, 2024 with respect to the acquisition of 100.9700 shares at $47.56 per share, and 1,725.5000 shares with respect to shares received as part of an estate settlement at $0 per share.

Policies and Procedures for Approval of Related Persons Transactions

The Company maintains a Policy and Procedures Governing Related Persons Transactions, which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons.  Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

• the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;

• the Company is, will or may be expected to be a participant; and

• any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•	any compensation paid to an executive officer of the Company if the Compensation/Human Resource Committee of the Board of Directors approved (or recommended that the Board approve) such compensation;

•	any compensation paid to a director of the Company if the Board or an authorized committee of the Board approved such compensation; and

•
any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to the Company’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the Audit and Examination Committee. In determining whether to approve or ratify a related person transaction, the Audit and Examination Committee will consider all relevant factors, including:

•	whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;

•	the size of the transaction and the amount of consideration payable to the related person;

•	the nature of the interest of the related person;

•	whether the transaction may involve a conflict of interest; and

•	whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

A member of the Audit and Examination Committee who has an interest in the transaction will abstain from voting on the approval of the transaction, but, if so requested by the Chair of the Committee, may participate in some or all of the discussion relating to the transaction.

Transactions with Related Persons

Loans and Extensions of Credit.  The Bank makes loans to persons affiliated with the Company and the Bank in the normal course of its business.  During 2024, all Bank loans to related persons (as defined under Securities and Exchange Commission rules) were made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons not related to the Bank and did not involve more than the normal risk of collectability or present other unfavorable features.

The Company's policies require that any loan to a director that would cause his/her aggregate loan relationship to exceed $300,000 be approved in advance by a majority of the disinterested members of the Board of Directors.  Any loan to an executive officer in the aggregate greater than $100,000 must be approved in advance by a majority vote of the Board of Directors.

SUBMISSION OF BUSINESS PROPOSALS AND SHAREHOLDER NOMINATIONS

Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in our proxy materials for the next Annual Meeting must be received at our principal executive offices no later than November 6, 2025.  If next year’s Annual Meeting is held on a date more than 30 calendar days from April 15, 2026, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such Annual Meeting.  Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws provide that for a shareholder to make nominations for the election of directors or proposals for business to be brought before a meeting of shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act), a shareholder must deliver written notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days and not more than 120 days before the date of the meeting; provided that if less than 100 days’ notice or prior public disclosure of the meeting is given or made to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders or such public disclosure was made.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Corporation’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 14, 2026.

SHAREHOLDER COMMUNICATIONS

The Company encourages shareholder communications to the Board of Directors and/or individual directors.  Communications regarding financial or accounting policies may be made to the Chairman of the Audit and Examination Committee at First Citizens Community Bank, 15 South Main Street, Mansfield, Pennsylvania 16933.  Other communications to the Board of Directors may be made to the Chairman of the Governance and Nomination Committee, Rinaldo A. DePaola, at First Citizens Community Bank, 15 South Main Street, Mansfield, Pennsylvania 16933.  Communications to individual directors may be made to such director at the principal executive office at First Citizens Community Bank, 15 South Main Street, Mansfield, Pennsylvania 16933.

MISCELLANEOUS

The Company will pay the cost of this proxy solicitation.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company common stock.  In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally, by email or by telephone without receiving additional compensation.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, FOR THE YEAR ENDED DECEMBER 31, 2024, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO PERSONS WHO WERE SHAREHOLDERS AS OF THE CLOSE OF BUSINESS ON FEBRUARY 24, 2025 UPON WRITTEN REQUEST TO MICKEY L. JONES, TREASURER, CITIZENS FINANCIAL SERVICES, INC., 15 SOUTH MAIN STREET, MANSFIELD, PENNSYLVANIA 16933-1590.

If you and others who share your address own shares in street name, your broker or other holder of record may be sending only one Annual Report on Form 10-K and Proxy Statement to your address.  This practice, known as “householding,” is designed to reduce our printing and postage costs.  However, if a shareholder residing at such an address wishes to receive a separate Annual Report on Form 10-K or Proxy Statement in the future, he or she should contact the broker or other holder of record.  If you own your shares in street name and are receiving multiple copies of our Annual Report on Form 10-K and Proxy Statement, you can request householding by contacting your broker or other holder of record.

Our proxy materials are available over the Internet.  Go to the Website www.proxyvote.com, enter your 16-digit number, which is printed in the box marked by the arrow, then click the Learn Before You Vote link to view our proxy materials, and then click the Click Here button under Vote Your Shares to vote.  Alternatively, you may visit www.firstcitizensbank.com and click on Investor Relations.

BY ORDER OF THE BOARD OF DIRECTORS

Randall E. Black
Chief Executive Officer and President
Mansfield, Pennsylvania
March 6, 2025

APPENDIX A
	2024	2023
Earnings per share, Excluding sale of Braavo assets, net of legal fees and merger and acquisition costs
Net Income - GAAP	$ 27,818	$ 17,811
After tax gain on sale of Braavo, net of legal fees	(712)	-
After tax provision associated with Braavo loans remaining after sale	1,427	-
After tax provision for credit losses - acquisition day 1 non-PCD	-	3,627
After Tax merger and acquisition costs	-	7,513
Net income excluding one time items - Non-GAAP	$ 28,533	$ 28,951
Number of shares used in computation - basic	4,750,185	4,429,162

Basic earnings per share	$ 5.86	$ 4.02
After tax gain on sale of Braavo, net of legal fees	(0.15)	-
After tax provision associated with Braavo loans remaining after sale	0.30	-
After tax provision for credit losses - acquisition day 1 non-PCD	-	0.82
After Tax merger and acquisition costs	-	1.70
Basic earnings per share, Excluding sale of Braavo assets, net of legal fees, provision associated with Braavo loans remaining after sale, net of tax, and merger and acquisition costs - Non-GAAP	$ 6.01	$ 6.54

	2024	2023
Return on Average Tangible Equity
Average Stockholders Equity - GAAP	$ 290,094	$ 241,124
Average Intangible Assets	(89,031)	(62,993)
Average Tangible Equity - Non-GAAP	201,063	178,131
Net Income - GAAP	$ 27,818	$ 17,811
Annualized Return on Average Tangible Equity Non-GAAP	13.84%	10.00%

	2024	2023
Return on Average Assets and Equity Excluding sale of Braavo assets, net of legal fees, provision associated with Braavo loans remaining after sale and merger and acquisition costs
Net Income - GAAP	$ 27,818	$ 17,811
After tax gain on sale of Braavo, net of legal fees	(712)	-
After tax provision associated with Braavo loans remaining after sale	1,427	-
After tax provision for credit losses - acquisition day 1 non-PCD	-	3,627
After Tax merger and acquisition costs	-	7,513
Net income excluding one time items - Non-GAAP	$ 28,533	$ 28,951
Average Assets	2,981,322	2,666,841
Annualized Return on Average Assets-GAAP	0.93%	0.67%
Return on Average Assets and Equity Excluding sale of Braavo assets, net of legal fees, provision associated with Braavo loans remaining after sale and merger and acquisition costs	0.96%	1.09%

Average Stockholders Equity - GAAP	$ 290,094	$ 241,124
Annualized Return on Average Stockholder's Equity-GAAP	9.59%	7.39%
Annualized Return on Average stockholders equity, Excluding sale of Braavo assets, net of legal fees, provision associated with Braavo loans remaining after sale, net of tax and merger and acquisition costs - Non-GAAP	9.84%	12.01%

Reconciliation of Net Charge-offs to Average Loans	$ 2,630
Braavo related charge-offs	2,445
	$ 185

Average Loans	$ 2,293,304

Net Charge-offs to average loans	0.11%
Net Charge-offs to average loans, excluding Braavo Charge-offs	0.01%

CITIZENS FINANCIAL SERVICES, INC
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 14, 2025. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 14, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V61753-P22825 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CITIZENS FINANCIAL SERVICES, INC.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE PROPOSALS BELOW.

	For All	Withhold All	For All Except
1a. Election of Class 1 Director: Nominee: 01) John P. Painter II; 1b. Election of Class 2 Directors: Nominees: 02) Thomas E. Freeman, 03) Christopher W. Kunes, 04) Terry B. Osborne, 05) David Z. Richards, Jr.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1a. Election of Class 1 Director:

Nominee:

01) John P. Painter II

1b. Election of Class 2 Directors:

Nominees:

02) Thomas E. Freeman
03) Christopher W. Kunes
04) Terry B. Osborne
05) David Z. Richards, Jr.

Annual Meeting Reservation
To make a reservation for you and a guest, please RSVP before April 4, 2025 by calling the corporate secretary at 570-662-0444.

The above signed hereby acknowledges receipt from Citizens Financial Services, Inc., before the execution of this proxy, of a proxy statement for the Annual Meeting of Shareholders and an Annual Report for the year ended December 31, 2024. Please sign exactly as your name appears on the other side of this proxy and print the date on which you sign the proxy in the spaces provided above. If signing on behalf of a corporation, please sign in corporate name by an authorized officer and give full title as such. If signing as a representative, please give full title as such. For joint accounts, only one owner is required to sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owner)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V61754-P22825

REVOCABLE PROXY
CITIZENS FINANCIAL SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The shareholder signing this proxy card appoints Stephen J. Guillaume and Robert B. Mosso, or either of them acting in the absence of the other, as proxyholders, each with the power to appoint his substitute, and authorizes either or both of them to represent and to vote, as designated below, all of the shares of the common stock, $1.00 par value per share, of Citizens Financial Services, Inc. that the shareholder holds of record on February 24, 2025, at the Annual Meeting of Shareholders of Citizens Financial Services, Inc. to be held on April 15, 2025, at 10:00 a.m., and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY SIGNED AND DATED BY YOU, WILL BE VOTED IN THE MANNER YOU DIRECT ON THIS CARD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE LISTED DIRECTOR NOMINEES AND FOR PROPOSALS (2) AND (3), AND IN THE DISCRETION OF THE PROXYHOLDERS NAMED IN THIS PROXY, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT.

YOU MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE OR VOTE VIA THE INTERNET.

(Continued, and to be marked, dated and signed, on the other side)